Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

PATHWAY TRIANGLE
1000 SCIENCE DRIVE
MORRISVILLE, NORTH CAROLINA

LEASE SUMMARY SHEET

Execution Date:	June 16, 2025
Tenant:	Liquidia Technologies, Inc., a Delaware corporation
Tenant’s Mailing Address:	419 Davis Drive, Suite 100 Morrisville, North Carolina 27560 Attn:
Landlord:	KING COMBS LLC, a Delaware limited liability company
Building:

The biomanufacturing building located at 1000 Science Drive, Morrisville, North Carolina (the “Land”, being more particularly described on Exhibit 2 attached hereto and made a part hereof).  The Building, commonly known as the “Building 1”, consists of two (2) stories, containing approximately 174,538 rentable square feet.

Premises:

Approximately 70,131 rentable square feet of space in the Building comprising a portion of the first floor and a portion of the mezzanine, as more particularly shown on the Lease Plan attached hereto as Exhibit 1A (the “Lease Plan”). Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

Property:	The Building, the Land, and other improvements located on, and to be constructed on, the Land.
Campus:

The development known as Pathway Triangle, comprising the Property and those certain properties currently known and numbered as 500 Science Drive, 2000 Science Drive (the “2000 Science Drive Property”), 1800 Strand Street, and 0 Airport, together with improvements located on, and to be constructed on, said properties, including an approximately 201,899 square foot biomanufacturing building approximately known and numbered as 2000 Science Drive (“Building 2”), an approximately 126,000 square foot building research and development building (“Building 3”), an approximately 160,000 square foot biomanufacturing building (“Building 4”), an approximately 200,000 square foot biomanufacturing building (“Building 5”), and an approximately 140,000 square foot building research and development building (“Building 6”), all as shown on the Site Plan (the “Site Plan”) attached hereto as Exhibit 1B.

Parking Areas:

The surface parking and, if applicable, parking structures, located, or to be located, on the Campus that Landlord provides for parking by all tenants of space on the Campus, subject to Section 1.3(a).  Without limiting the generality of the foregoing, the parties acknowledge and agree that portions of the Parking Areas of the Campus not located on the Land will be constructed in phases subsequent to the Term Commencement Date.

Term Commencement Date:	May 1, 2026.
Expiration Date:

The date which is one hundred twenty-six (126) months after the Term Commencement Date, except that if the Term Commencement Date does not occur on the first day of a calendar month, then the Expiration Date shall be the last day of the one hundred twenty-sixth (126th) full calendar month after the Term Commencement Date.

Extension Term(s):	Subject to Section 1.2 below, two (2) extension term(s) of five (5) year(s) each.
Landlord’s Contribution:	Up to [***] Dollars ($[***]) (i.e., equal to $[***] per rentable square foot of the Premises), all subject to Article 3 below and Exhibit 4 attached hereto.
Permitted Uses:

Subject to Legal Requirements and all applicable provisions of this Lease, including, without limitation, Article 11, principally and primarily biomanufacturing, as well as any ancillary uses related thereto, including office, clean warehousing, research, development, vivarium and laboratory use, and other ancillary uses related to the foregoing.

Base Rent:	RENT YEAR	ANNUAL BASE RENT	MONTHLY PAYMENT
	1	$3,120,829.50*	$260,069.13

	2	$[***]	$[***]
	3	$[***]	$[***]
	4	$[***]	$[***]
	5	$[***]	$[***]
	6	$[***]	$[***]
	7	$[***]	$[***]
	8	$[***]	$[***]
	9	$[***]	$[***]
	10	$[***]	$[***]
	11	$[***]*	$[***]

*Annualized.

Notwithstanding the foregoing, Tenant shall have no obligation to pay Base Rent with respect to the period of time commencing on the Term Commencement Date and expiring on the date immediately preceding the date which is six (6) months after the Term Commencement Date (the “Rent Abatement Period”). During the Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

Rent Year:

Rent Year 1 shall be the twelve (12) month period commencing as of the Term Commencement Date, except that if the Term Commencement Date occurs on any day other than the first day of a calendar month, then Rent Year 1 shall commence as of the Term Commencement Date and shall end on the last day of the calendar month in which the first anniversary of the Term Commencement Date occurs.  Each Rent Year after Rent Year 1 shall be the twelve (12) month period immediately following the preceding Rent Year, except that the final Rent Year shall end on the Expiration Date.

Operating Costs and Taxes:	See Sections 5.2 and 5.3.
Tenant’s Share:

A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building.  As of the Execution Date, Tenant’s Share with respect to the Premises is 40.18%.

Letter of Credit:	$[***], all subject to Article 7 below.
Guarantor:	Liquidia Corporation, a Delaware corporation

EXHIBIT 1A	LEASE PLAN - PREMISES
EXHIBIT 1B	SITE PLAN - CAMPUS
EXHIBIT 1C	PLAN OF ROOFTOP PREMISES
EXHIBIT 1D EXHIBIT 1E	PLAN OF PAD SITES PLAN OF TENANT’S PARKING AREAS
EXHIBIT 2	LEGAL DESCRIPTION – LAND
EXHIBIT 3	BASE BUILDING CAPACITIES
EXHIBIT 4	WORK LETTER
EXHIBIT 4-1	SCOPE OF LANDLORD’S WORK
EXHIBIT 4-2	TEST-FIT PLAN
EXHIBIT 4-3	SIGNAGE OPTIONS
EXHIBIT 5	FORM OF GUARANTY
EXHIBIT 6	FORM OF LETTER OF CREDIT
EXHIBIT 7	LANDLORD’S SERVICES
EXHIBIT 8	TENANT’S HAZARDOUS MATERIALS
EXHIBIT 9	RULES AND REGULATIONS
EXHIBIT 9-1	BUILDING RULES AND REGULATIONS
EXHIBIT 9-2	CONSTRUCTION RULES AND REGULATIONS
EXHIBIT 10	TENANT’S WORK INSURANCE SCHEDULE
EXHIBIT 11	FORM OF LIEN WAIVER
EXHIBIT 12	TENANT’S FORM OF CONFIDENTIALITY AGREEMENT

TABLE OF CONTENTS

1.LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS1

1.1Lease Grant1

1.2Extension Term(s)1

1.3Appurtenant Rights2

1.4Tenant’s Access6

1.6Exclusions7

2.RIGHTS RESERVED TO LANDLORD7

2.1Additions and Alterations7

2.2REA8

2.3Name and Address of Building8

2.4Landlord’s Access8

2.5Pipes, Ducts and Conduits9

2.6Minimize Interference9

3.CONDITION OF PREMISES; CONSTRUCTION.9

3.1Condition of Premises9

3.2Landlord’s Work9

4.USE OF PREMISES11

4.1Permitted Uses11

4.2Prohibited Uses11

4.3NPDES Permit12

5.RENT; ADDITIONAL RENT12

5.1Base Rent12

5.2Operating Costs12

5.3Taxes16

5.4Late Payments18

5.5No Offset; Independent Covenants; Waiver19

5.6Survival19

6.GUARANTY.19

7.LETTER OF CREDIT19

7.1Amount19

7.2Application of Proceeds of Letter of Credit20

7.3Transfer of Letter of Credit21

7.4Cash Proceeds of Letter of Credit21

7.5Return of Security Deposit or Letter of Credit21

7.6Reduction of the Letter of Credit21

8.Intentionally deleted.22

9.UTILITIES, LANDLORD’S SERVICES22

9.1Utilities22

9.2Interruption or Curtailment of Utilities22

9.3Landlord’s Services22

10.MAINTENANCE AND REPAIRS23

10.1Maintenance and Repairs by Tenant23

10.2Maintenance and Repairs by Landlord23

10.3Accidents to Sanitary and Other Systems23

10.4Floor Load–Heavy Equipment23

10.5Premises Cleaning24

10.6Pest Control24

10.7Service Interruptions24

11.ALTERATIONS AND IMPROVEMENTS BY TENANT25

11.1Landlord’s Consent Required25

11.2After-Hours26

11.4Liens27

11.5General Requirements27

11.6Security System27

12.SIGNAGE27

12.1Building Signage27

12.2Restrictions27

12.3Signage Removal28

12.4Wayfinding, Monument Signage28

13.ASSIGNMENT, MORTGAGING AND SUBLETTING28

13.1Landlord’s Consent Required28

13.2Standard of Consent to Transfer29

13.3Listing Confers no Rights29

13.4Profits In Connection with Transfers29

13.5Prohibited Transfers29

13.6Exceptions to Requirement for Consent29

14.INSURANCE; INDEMNIFICATION; EXCULPATION30

14.1Tenant’s Insurance30

14.2Indemnification32

14.3Property of Tenant32

14.4Limitation of Landlord’s Liability for Damage or Injury32

14.5Waiver of Subrogation; Mutual Release33

14.6Tenant’s Acts–Effect on Insurance33

14.7Landlord’s Insurance33

15.CASUALTY; TAKING34

15.1Damage34

15.2Termination Rights34

15.3Rent Abatement35

15.5Disposition of Awards36

16.ESTOPPEL CERTIFICATE.36

17.HAZARDOUS MATERIALS36

17.1Prohibition; Disclosure36

17.2Environmental Laws37

17.3Hazardous Material Defined37

17.4Chemical Safety Program37

17.5Testing37

17.6Indemnity; Remediation38

17.8Removal40

18.RULES AND REGULATIONS.40

18.1Rules and Regulations40

18.2Energy Conservation41

18.3Recycling41

19.LAWS AND PERMITS.41

19.1Tenant Compliance41

20.DEFAULT42

20.1Events of Default42

20.2Remedies44

20.3Damages – Termination44

20.4Landlord’s Self-Help; Fees and Expenses46

20.5Waiver of Redemption, Statutory Notice and Grace Periods46

20.6Landlord’s Remedies Not Exclusive46

20.7No Waiver46

20.8Restrictions on Tenant’s Rights47

20.9Termination During Initial Period47

20.10Landlord Default47

21.SURRENDER; ABANDONED PROPERTY; HOLD-OVER48

21.1Surrender48

21.2Abandoned Property50

21.3Holdover50

21.4Warranties50

22.MORTGAGEE RIGHTS50

22.1Subordination50

22.2Notices51

23.QUIET ENJOYMENT.52

24.NOTICES.52

25.MISCELLANEOUS53

25.1Separability53

25.2Captions53

25.3Brokers53

25.4Entire Agreement53

25.5Governing Law53

25.6Representation of Authority53

25.7Expenses Incurred by Landlord Upon Tenant Requests53

25.8Survival54

25.9Limitation of Liability54

25.10Binding Effect54

25.11Landlord Obligations upon Transfer54

25.14OFAC Certificate and Indemnity55

25.15Confidentiality55

25.16Force Majeure56

25.17Jury Trial Waiver56

26.RIGHT OF FIRST OFFER.56

26.1Grant of ROFO56

26.2Definition of ROFO Premises56

26.3Procedures for Exercising ROFO57

26.4Conditions to ROFO57

26.5Termination of Right of First Offer57

26.6Terms of Lease Applicable ROFO Premises58

26.7Offering Amendment58

26.8Last Acceptance Date58

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS
1.1Lease Grant.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Execution Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).
1.2Extension Term(s).
(a)Provided that the following conditions, which may be waived by Landlord in its sole discretion, are satisfied (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least eighty percent (80%) of the Premises; (ii) (1) no Event of Default nor an event which, with the passage of time and/or the giving of notice would constitute an Event of Default then exists as of the date of the Extension Notice (hereinafter defined), and (2) no monetary Event of Default then exists as of the commencement of the applicable Extension Term (hereinafter defined); and (iii) Guarantor executes a written agreement in form and substance reasonably acceptable to Landlord whereby Guarantor agrees that the obligations of Guarantor under the Guaranty shall extend and apply during such Extension Term, Tenant shall have the option to extend the Term for two (2) additional term(s) of five (5) year(s) each (each, an “Extension Term”), commencing as of the expiration of the Initial Term, or the prior Extension Term, as the case may be.  Tenant must exercise such option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) on or before the date that is twelve (12) months but in no event earlier than eighteen (18) months prior to the expiration of the then-current Term of this Lease, time being of the essence.  Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during each Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have one (1) fewer option to extend the Term.  If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term.  Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option.  The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b)The Base Rent during each Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter.  Extension Term Base Rent shall be the fair market rental value of the Premises then demised to Tenant as of the commencement of the applicable Extension Term as determined in accordance with the process described below, for renewals of comparable suburban biomanufacturing and GMP buildings in the RTP/I-40 submarket in the Raleigh-Durham metropolitan area  (the “Market Area”) of equivalent quality, size, utility and location, with the length of the Extension Term and all other relevant factors to be taken into account.  Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the applicable Extension Term.  Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”).  If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.
(c)If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c).  In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”).  Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) business days of their appointment.  All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience for biomanufacturing and related research and development, office and laboratory space in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.) or a licensed real estate broker, and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection.  The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) business days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) business days after receipt of both of the other two determinations of the Extension Term Base Rent.  The Third Appraiser’s decision shall be binding on both Landlord and Tenant.  Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be split equally between Landlord and Tenant.
1.3Appurtenant Rights.
(a)Common Areas.  Subject to the terms of this Lease and the Rules and Regulations, Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) common walkways and driveways necessary for access to the Building, (ii) the Parking Areas, (iii) those certain shared riser/water, electrical, and tel/data rooms located on the first floor of the Building, and (iv) other areas and facilities located in the Building, on the Land, or elsewhere on the Campus designated by Landlord from time to time for the common use of tenants of the Campus and other entitled thereto; and no other appurtenant rights or easements.
(b)Parking.  During the Term, Landlord shall, subject to the terms hereof, make available up to one hundred forty (140) parking spaces (i.e., 2.0 spaces per 1,000 rentable square feet of the Premises) for Tenant’s use free of charge (except that the costs of maintenance and repair of the Parking Areas shall, subject to the provisions of Section 5.2, be included in Operating Costs) in the Parking Areas located on the Property and the 2000 Science Drive Property, which Parking Areas are more particularly shown on Exhibit 1E attached hereto and made a part hereof.  The number of parking spaces in the Parking Areas reserved for Tenant, as modified pursuant to this Lease (including, without limitation, Section 1.3(e) below) or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.”  Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined), or a transferee pursuant to an approved Transfer under Article 13 of this Lease.  Subject to Landlord’s right to reserve parking for other tenants of the Campus, said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations, as may be in effect for the use of the Parking Areas from time to time; provided, however, that with respect to the row of parking spaces that is immediately in front of the Building, in no event shall Landlord grant other tenants of the Campus reserved or assigned parking spaces within the portion of such row that is immediately in front of the Premises. If Landlord provides reserved parking to any other tenant of the Building, Landlord shall provide Tenant with a reasonable number of reserves parking spaces in a mutually agreeable location. Reserved and handicap parking spaces must be honored.  Notwithstanding anything to the contrary contained herein, Landlord shall have the right during any period of time that Landlord is performing construction or maintenance work on the Campus, upon at least thirty (30) days’ prior written notice to Tenant, to temporarily relocate all or any portion of the Parking Spaces in to other portions of the Property and/or Parking Areas owned, controlled or leased by Landlord.  If Landlord elects to relocate Tenant’s Parking Spaces, Landlord (at its sole cost and expense) shall provide, for the duration of such temporary relocation, shuttle service to and from such temporary parking location.  In addition, Landlord may, at its election, implement valet or managed parking in order to accommodate the parking needs of the Campus from time to time, provided Tenant shall have the right to opt out of any such valet or other parking services unless required pursuant to applicable Legal Requirements.
(c)Amenities Building.  In the event that Landlord elects to construct an amenities building within the Campus for the purpose of providing amenities for the use and benefit of the tenants of the Campus and their employees, guests and visitors, which may include, without limitation, food and beverage retail sales to occupants of the Campus and the general public, in Landlord’s sole discretion (an “Amenities Building”), the initial construction of such building and related improvements shall be at Landlord’s sole cost and expense (and excluded from Operating Costs), with costs incurred by Landlord in the ownership, operation, management, maintenance and repair of the Amenities Building included in Operating Costs, as and to the extent  more particularly set forth in Section 5.2 of this Lease.
(d)Rooftop  Premises.  During the Term, Tenant shall have the right to use a portion of the rooftop of the Building designated by Landlord (the “Rooftop Premises”), as more particularly shown on the plan attached hereto as Exhibit 1C, for the installation of certain equipment (i.e. telecommunications, HVAC, solar, lab exhaust, etc.) approved by Landlord and purchased and installed by Tenant in accordance with the terms of this Lease (any equipment installed within the Rooftop Premises, as the same may be modified, altered or replaced during the Term, is collectively referred to herein as “Tenant’s Rooftop Equipment”). Landlord’s approval of such equipment shall be subject to Article 11; provided that, notwithstanding anything in Article 11 to the contrary, such approval shall not be unreasonably withheld, conditioned or delayed provided Tenant demonstrates to Landlord’s reasonable satisfaction that the proposed equipment (i) does not interfere with any base building equipment operated by Landlord on the roof; (ii) will not affect the structural integrity of the Building or impact the roof or the roof membrane in any manner; (iii) shall be adequately screened so as to minimize the visibility of such equipment; and (iv) shall be adequately sound-proofed to meet all requirements of Legal Requirements and reasonable specified maximum decibel levels for equipment operations.  Tenant shall not install or operate Tenant’s Rooftop Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof.  In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in connection with the installation, maintenance and operation of Tenant’s Rooftop Equipment.  Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Rooftop Premises or to Tenant’s Rooftop Equipment.  At Landlord’s election, which may be made in Landlord’s sole discretion, the Tenant’s Rooftop Equipment shall be removed by Tenant at Tenant’s own expense at the expiration or earlier termination of the Lease (and in the event that Landlord does not so elect for Tenant to remove the Tenant’s Rooftop Equipment at the expiration or earlier termination of the Lease, the Tenant’s Rooftop Equipment shall remain at the Premises and shall become the property of Landlord upon the expiration or earlier termination of the Lease).  Tenant shall be responsible for the cost of repairing and maintaining Tenant’s Rooftop Equipment and the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of Tenant’s Rooftop Equipment.  Landlord makes no warranties or representations to Tenant as to the suitability of the Rooftop Premises for the installation and operation of Tenant’s Rooftop Equipment.  In the event that at any time during the Term, Landlord determines, in its reasonable business judgment, that the operation and/or periodic testing of Tenant’s Rooftop Equipment interferes with the operation of the Building or the business operations of any of the occupants of the Building, then Tenant shall, upon notice from Landlord, cause all further testing of Tenant’s Rooftop Equipment to occur after normal business hours (hereinafter defined).
(e)Pad Rights; Tanks.
(i)As part of the Tenant’s Work, Tenant shall install and Tenant shall have the exclusive right to use outdoor pads immediately adjacent to the Building in the specific locations designated as “Proposed Generator Location” and “Pad Site” on Exhibit 1D, attached hereto and made a part hereof (collectively, the “Pad Sites”), for the purposes of supporting

Tenant’s operations in the Premises.  Subject to applicable Legal Requirements and the applicable provisions of this Lease, Tenant shall have the right to install on the Pad Sites for exclusive use of the Permitted Uses, (i) one or more nitrogen and other compressed gas storage tanks and other chemical storage tanks (“Tanks”), and (ii) one or more supplemental HVAC units, chillers, supplemental  electrical transformers, and other mechanical and electrical equipment, including, without limitation, an emergency generator (collectively, with the Tanks, the “Pad Site Equipment”), all in accordance with the provisions of this Lease. Notwithstanding the foregoing, the Pad Sites shall not be used for an acid neutralization tank or any receptacles for the storage of hazardous or medical waste or trash or recycling. Subject to the foregoing, Tenant shall have the right, throughout the Term of the Lease, as the same may be extended, to use the Pad Sites and Pad Site Equipment in accordance with Legal Requirements. Tenant shall obtain, and maintain, all governmental permits and approvals necessary for the operation and maintenance of Tenant’s Pad Site Equipment. Tenant acknowledges and agrees that the construction of the Pad Sites as shown on Exhibit 1D will cause the number of existing parking spaces located on the Land to be reduced, and that, accordingly, the maximum number of Parking Spaces available to Tenant pursuant to Section 1.3(b) above shall be reduced on a one-for-one basis relative to any existing parking spaces that are eliminated as a result of the construction of the Pad Sites.
(ii)Any alterations or modifications to the Pad Sites after their initial construction (and the initial installation thereon of the any Pad Site Equipment) shall be subject to Landlord’s prior approval and otherwise subject to Article 11 of this Lease in all respects. Landlord’s approval of alterations to the Pad Sites shall not be unreasonably withheld, conditioned or delayed provided Tenant demonstrates to Landlord’s reasonable satisfaction that the proposed equipment to be contained thereon (i) shall be adequately screened so as to minimize the visibility of such equipment and to meet all Legal Requirements; and (ii) shall be adequately sound-proofed to meet all Legal Requirements.  Tenant shall not construct or install or operate any Pad Site Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof, and Tenant shall comply with all applicable Legal Requirements in the use and operation of the Pad Sites and Pad Site Equipment.  In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in connection with the construction, installation, maintenance and operation of the Pad Sites and Pad Site Equipment.  Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Pad Sites or Pad Site Equipment. Notwithstanding anything in this Section 1.3(e) to the contrary, in no event shall Tenant make any subsurface alterations or modifications to the Pad Sites; provided, however, that if and to the extent Tenant reasonably requires subsurface alterations or modifications to be made in connection with Tenant’s installation, use and operation of the Pad Sites or Pad Site Equipment in accordance herewith (including, without limitation, for the installation of underground piping, conduits and wiring between the Building and the Pad Sites in order to connect the Pad Site Equipment to the Premises), Landlord agrees to perform or cause to be performed such subsurface alterations or modifications, at Tenant’s sole cost and expense (provided that Tenant has (1) prepared all plans and drawings required in connection with such subsurface work and delivered such plans and drawings to Landlord for Landlord’s review, (2) Landlord has consented to such subsurface work, and (3) such subsurface work complies with the applicable Legal Requirements). Any such subsurface work performed by Landlord on Tenant’s behalf shall be subject to the Landlord’s Warranty (as defined in Exhibit 4) in the same manner as the Landlord’s Work (provided that the Warranty Expiration Date with respect to any such subsurface work shall be the date occurring eleven (11) months and two (2) weeks following the substantial completion of such subsurface work). In such event, Tenant shall reimburse Landlord upon demand for Landlord’s out-of-pocket costs of performing such subsurface work, as mutually agreed upon by Landlord and Tenant prior to the commencement of any such work.
(iii)Tenant shall be responsible for all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Pad Site and Pad Site Equipment, including all clean-up costs related thereto and the cost of repairing any damage to the Building or the Common Areas, or the cost of any necessary improvements to the Building or the Common Areas, caused by or as a result of the construction, installation, replacement and/or removal of the Pad Sites and/or Pad Site Equipment.  Landlord makes no warranties or representations to Tenant as to the suitability of the Pad Sites for the installation and operation of the Pad Site Equipment. At Landlord’s election, which may be made in Landlord’s sole discretion, the Pad Site Equipment shall be removed by Tenant at Tenant’s own expense at the expiration or earlier termination of the Lease (and in the event that Landlord does not so elect for Tenant to remove the Pad Site Equipment at the expiration or earlier termination of the Lease, the Pad Site Equipment shall remain at the Premises and shall become the property of Landlord upon the expiration or earlier termination of the Lease).  Tenant shall repair any damage caused by such removal. Except (subject to Section 14.5) with respect to Claims to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties, or by any violation of any Legal Requirements by Landlord or breach of this Lease by Landlord, Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Parties, as hereinafter defined, harmless from and against any and all Claims (as hereinafter defined) relating to the Pad Sites or Pad Site Equipment, including, without limitation, diminution in value of the Premises or any portion thereof and sums paid in settlement of Claims, that arise during or after the Term as a result of Tenant’s use of the Pad Sites or Pad Site Equipment.  This indemnification by Tenant includes, without limitation, costs actually incurred by Landlord: (1) in connection with any investigation required by any Governmental Authority of site conditions in connection with Tenant’s use of the Pad Sites and/or Pad Site Equipment, (2) in connection with any investigation required by Landlord pursuant to which it is determined that Tenant has breach its obligations with respect to the Pad Sites and/or Pad Site Equipment, and (3) any clean-up, remediation, and/or removal of any Hazardous Materials and/or restoration of the Property required by any Governmental Authority caused by Tenant’s improper use of the Pad Sites and/or Pad Site Equipment, except, in each case, to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties.
1.4Tenant’s Access.  From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises and the Rooftop Premises twenty-four (24) hours a day, seven (7) days a week. Further, subject to all applicable terms and conditions of this Lease, including, without limitation, the provisions of Exhibit 4, Tenant shall have the right to access the Premises, at Tenant’s sole risk, during the period commencing on the delivery of possession of the Premises by Landlord to Tenant through the day immediately prior to the Term Commencement Date (the “Initial Period”) for the purposes of performing the Tenant’s Work as more particularly set forth in Exhibit 4. Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.4(b), provide Landlord with certificates of insurance evidencing that the insurance required in Section 14 hereof is in full force and effect and covering any person or entity entering the Building. Tenant’s performance of its obligations pursuant to this Lease during the Initial

Period, including those set forth in Exhibit 4, is a material inducement to Landlord for Landlord to undertake and perform its obligations pursuant to this Lease, including those set forth in Exhibit 4. If Tenant shall default beyond applicable notice and cure in performing its obligations during the Initial Period, then, without limiting any of Landlord’s rights and remedies under this lease, Landlord may, at Landlord’s option, toll and suspend Landlord’s obligation to perform Landlord’s Work described in Exhibit 4 hereto.
1.5No Recording.  Neither party shall record this Lease.  Tenant shall not record a memorandum of this Lease and/or a notice of this Lease.  Notwithstanding the foregoing, at Tenant’s request, Landlord agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the Rent Commencement Date, the number and length of the Extension Term(s) and the Expiration Date, which notice of lease may be recorded by Tenant with the Wake County Register of Deeds (the “Registry”) at Tenant’s sole cost and expense.  If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute, acknowledge, and deliver the same (together with any other instrument(s) that may be necessary in order to record and/or file same with the Registry) to Landlord for Landlord’s execution and recordation with the Registry, which obligation shall survive the expiration or earlier termination of the Lease.
1.6Exclusions.  The following are expressly excluded from the Premises and reserved to Landlord:  all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities not located within and exclusively serving the Premises, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.3(a) above.
2.	RIGHTS RESERVED TO LANDLORD
2.1Additions and Alterations.  Landlord and Tenant acknowledge and agree that Landlord and/or its affiliates intend to construct future buildings, subsequent phases of the Parking Areas and associated improvements on other portions of the Campus, which may include properties adjacent to the Property (the “Future Improvements”). Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Campus or Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or Common Areas, or add or deduct any land to or from the Campus and/or Property, including by establishing a condominium with respect to all or portions of the Campus and/or Property (in which event this Lease shall be subject and subordinate, in all respects, to the master deed and declaration of trust and the other documents establishing any such condominium, and Tenant shall, at Landlord’s request, execute a reasonable recordable instrument confirming such subordination of the Lease to any such condominium documents), as it may deem necessary or desirable, including in connection with the Future Improvements, provided, however, that there be no material obstruction of permanent access to, or material interference with the use and enjoyment of, the Premises by Tenant. Notwithstanding any of the foregoing to the contrary, Tenant expressly acknowledges and agrees that impacts associated with the construction of buildings and improvements of a comparable design to those contemplated as part of the Future Improvements (including, without limitation, noise, vibration and odors arising from the construction of the Future Improvements) shall not constitute material interference with Tenant’s use and enjoyment of the Premises, provided that Landlord agrees to take all commercially reasonable measures to mitigate any such construction-related impacts. Subject to the foregoing and upon reasonable advance notice to Tenant, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto, provided that such closure shall not materially interfere with Tenant’s access to the Premises. In case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, Tenant will afford without charge to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the Building from injury, and to protect the Building by proper securing of foundations.
2.2REA.  Landlord and Tenant each hereby acknowledges and agrees that, in connection with any Future Improvements, (i) Landlord shall have the right to enter into, and subject the Property to the terms and conditions of, a commercially reasonable reciprocal easement agreement with any one or more of the neighboring property owners in order to create a commercial park-like setting (“REA”); (ii) upon Landlord’s request in connection with the recording of the REA, Tenant shall execute a commercially reasonable instrument in recordable form making this Lease subject and subordinate to the REA (at no additional cost to Tenant) and provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease and no material adverse effect on Tenant’s operations in the Premises, or any reduction in parking spaces in connection with the exercise of the foregoing reserved rights; (iii) Landlord shall have the right to subdivide the Property so long as Tenant continues to have all of the rights and obligations contained in this Lease (e.g., the appurtenant right to use all Common Areas); and (iv) Tenant shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing promptly upon Landlord’s request and at no additional cost to Tenant.
2.3Name and Address of Building.  Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least sixty (60) days’ prior written notice thereof.  Landlord shall reimburse Tenant for Tenant’s reasonable, out-of-pocket costs incurred with such name or address change.
2.4Landlord’s Access.  Subject to the terms hereof, Tenant shall (a) upon not less than forty-eight (48) hours’ written notice, which may be by email to Tenant’s designated representatives (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and the agents, representatives, employees and contractors of each of them, to have reasonable access to the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through the Premises all necessary materials, tools and equipment); (b) permit Landlord and its agents and employees, at reasonable times, upon not less than forty-eight (48) hours’ written notice, which may be by email to Tenant’s designated representatives, to show the Premises during normal business hours to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term or at any time after the occurrence of an Event of Default, prospective tenants; and (c) upon not less than forty-eight (48) hours’ written notice, which may be by email to Tenant’s designated representatives (except that no notice shall be required in emergency situations), permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments.  In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice, which may be by email to Tenant’s designated representatives (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord.  Access by any individual permitted under this Section shall be accompanied by a representative of Tenant, provided that Tenant shall make available said representative upon reasonable advance notice from Landlord, and shall be subject to Tenant’s confidentiality and security requirements, including, without limitation, any such requirements utilized by Tenant with respect to its GMP manufacturing space or otherwise under Legal Requirements applicable to Tenant’s operations.
2.5Pipes, Ducts and Conduits.  Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or adversely affect the use or appearance thereof.
2.6Minimize Interference.  Except in the event of an emergency, Landlord (i) shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 2 and (ii) agrees to enter into a confidentiality agreement in the form attached hereto as Exhibit 12 in connection with any entry into the Premises in accordance with this Section 2.
3.	CONDITION OF PREMISES; CONSTRUCTION.
3.1Condition of Premises.  Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord, except that Landlord shall perform Landlord’s Work in accordance with the provisions of this Section 3 and Exhibit 4.
3.2Landlord’s Work.

(a)Subject to Force Majeure, as defined in Section 25.16 and any Tenant Delay, as hereinafter defined, Landlord shall perform Landlord’s Work in order to prepare the Premises for Tenant’s use and occupancy in accordance with Exhibit 4 attached hereto.  Landlord shall commence its performance of the Landlord’s Work promptly following Tenant’s completion of the Tenant’s Floor Slab Work (as hereinafter defined) in accordance with this Lease, and Landlord shall thereafter use diligent efforts to substantially complete Landlord’s Work.  Except as otherwise expressly set forth in this Lease: (i) Tenant shall have no claim or rights against Landlord, and Landlord shall have no liability or obligation to Tenant in the event of delay in Landlord’s Work, and (ii) no delay in Landlord’s Work shall have any effect on the parties rights or obligations under this Lease.
(b)Definitions.
(i)“Tenant Delay” shall mean any act or omission by Tenant and/or Tenant’s agents, employees or contractors (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the performance of Landlord’s Work.  Notwithstanding the foregoing, except where a Tenant Delay arises from Tenant’s failure timely to act within on or before a date or time period expressly set forth in the Lease (in which event no Tenant Delay Notice shall be required): (x) in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (a) that a Tenant Delay is occurring, and (b) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (y) no period of time prior to the time that Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.
(ii)“Substantially Complete” or “Substantial Completion,” when referring to Landlord’s Work shall mean that:  (1) Landlord’s Work is completed, other than minor work which does not materially affect Tenant’s use of, or access to, the Premises, (2) the Premises and those portions of the Common Areas of the Building which affect Tenant’s occupancy are in conformance with all applicable building codes, permits, laws and regulations, including without limitation, ADA, (3) all structural elements and subsystems of the Building, including but not limited to HVAC, mechanical, electrical, lighting, plumbing, and life safety systems, will be in good working condition and repair, and (4) Landlord has delivered to Tenant a certificate of substantial completion from Landlord’s architect stating that Landlord’s Work is substantially complete.  No costs incurred by Landlord in satisfying the definition of Substantial Completion shall be included in Operating Costs.  Notwithstanding anything to the contrary herein contained, in the event that Landlord’s Work is delayed by reason of any Tenant Delay, then Landlord shall be deemed to have achieved Substantial Completion of Landlord’s Work on the date that Landlord would have achieved Substantial Completion of Landlord’s Work, but for such Tenant Delay.
(iii)Punchlist.  Promptly following Substantial Completion of Landlord’s Work, Landlord shall provide Tenant with a punchlist prepared by Landlord’s architect (the “Punchlist”) incorporating those items jointly identified by Landlord and Tenant during their joint inspection of Landlord’s Work, of outstanding items (the “Punchlist Items”).  Promptly after Substantial Completion of Landlord’s Work, Landlord and Tenant shall jointly inspect the Premises.  Subject to Landlord’s Force Majeure and Tenant Delays, Landlord shall complete all Punchlist Items within thirty (30) days of the date of the Punchlist (other than seasonal items, such as landscaping, requiring a longer period), provided that Tenant reasonably cooperates in connection with the completion of such Punchlist Items.
4.	USE OF PREMISES
4.1Permitted Uses.  During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes.  Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed.  Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements.
4.2Prohibited Uses.
(a)Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination GMP/biomanufacturing, research and development and office building and the Permitted Uses) shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) cause discomfort, inconvenience or annoyance in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind (including, without limitation, Tenant’s Rooftop Equipment) which, in the reasonable judgment of Landlord, will cause any such impairment, interference, discomfort, inconvenience, annoyance or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination GMP/biomanufacturing, research and development, and office facility; (v) for any fermentation processes whatsoever; or (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.
(b)With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not:  (i) place or maintain any signage (except as set forth in Section 12.2 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, Parking Area or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with (x) the ability of others, entitled thereto, to park in the common parking areas, or (y) the use of any driveway, corridor, footwalk, Parking Area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of Landlord, or any of Landlord’s affiliates in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vii) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.
4.3NPDES Permit.  Tenant shall establish and maintain with respect to its use of wastewater facilities exclusively serving the Premises, a National Pollutant Discharge Elimination System (“NPDES”) waste water discharge program administered by a licensed, qualified individual (which individual may be (i) a third party contractor/consultant approved by Landlord, which approval shall not be unreasonably withheld, or (ii) an employee of Tenant or Tenant’s affiliate) in accordance with the requirements of the North Carolina Department of Environmental Quality (“NCDEQ”) and any other applicable governmental authority.  Tenant shall be solely responsible for all costs incurred in connection with such NPDES waste water discharge, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the NCDEQ and any other applicable governmental authority with respect to such chemical safety program and (b) this Section.  Tenant shall obtain and maintain during the Term any permit required by the NCDEQ (“NCDEQ Permit”).
5.	RENT; ADDITIONAL RENT
5.1Base Rent.  Commencing as of the Term Commencement Date and continuing thereafter throughout the remainder of the Term, Tenant shall pay Base Rent to Landlord in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month.  Unless otherwise expressly provided herein, the payment of Base Rent, Additional Rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Term Commencement Date, and shall be prorated for any partial months.  Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.
5.2Operating Costs.
(a)“Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance (including, without limitation, environmental liability insurance and property insurance on Landlord-supplied leasehold improvements for tenants, but not property insurance on tenants’ equipment) of the Property or allocated to the Property in accordance with this Section 5.2(a), including without limitation all costs of labor (wages, salaries, fringe benefits, etc.) up to and including the Director of Property Management, any costs for utilities supplied to exterior areas and the Common Areas, and any costs for repair and replacements, cleaning and maintenance of exterior areas and the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, security services, a management fee in the amount of four percent (4%) of gross Campus rental revenues (increased, if applicable, in accordance with Section 5.2(g)), the costs, including, without limitation, a commercially reasonable rental factor, of

Landlord’s management office for the Campus, which management office may be located outside the Campus and which may serve other properties in addition to the Campus (in which event such costs shall be equitably allocated among the properties served by such office), the cost of operating the Amenities Building and/or any other amenities in the Campus available to all tenants of the Campus and any subsidy provided by Landlord for or with respect to any such amenity, and the Annual Charge-Off (as hereinafter defined) with respect to a Permitted Capital Expenditure (as hereinafter defined).  In the event that an Operating Cost is incurred solely with respect to the Premises, then notwithstanding anything to contrary contained herein, Tenant shall be responsible for 100% of such Operating Cost.  In the event that an Operating Cost is incurred in connection with the operation, management, repair, replacement, maintenance and insurance of the Campus as a whole, including Common Areas of the Campus and the cost of operating the Amenities Building net of any other revenues  collected by Landlord on account of the Amenities Building (collectively, the “Campus-Wide Costs”), Landlord shall make a reasonable and equitable allocation thereof between the buildings comprising the Campus, based on the then-existing rentable square feet of each respective building of the Campus in which space has been initially leased and delivered at the time of such allocation, and Tenant shall be responsible for the Tenant’s Share of the Property’s allocation of the Campus-Wide Costs as so determined by Landlord. Without limiting the generality of the foregoing, if Landlord determines that certain buildings or properties of the Campus require Landlord to provide different types or levels of services included as part of the Campus-Wide Costs than are required to be provided by Landlord to other buildings or properties of the Campus, Landlord shall have the right to establish different cost pools for the equitable allocation of such Campus-Wide Costs, including, without limitation, making such allocation on a property-by-property basis, and Landlord agrees to act in a commercially reasonable manner to establish and allocate such Campus-Wide Costs among such cost pools.  Notwithstanding anything in this Section 5.2 to the contrary, in no event shall any of the foregoing result in Landlord collecting as part of Operating Expenses more than 100% of Landlord’s actual costs and expenses incurred by Landlord in the operation, management, repair, replacement, maintenance and insurance of the Property (taking into account the Property’s allocation of Campus-Wide Costs), or of the Campus. Operating Costs shall not include Excluded Costs (hereinafter defined).
(b)Capital Expenditures. Permitted Capital Expenditures (as hereinafter defined) shall only be included in Operating Costs for each fiscal year during the Term to the extent of the Annual Charge-Off, as hereinafter defined, for such fiscal year with respect to such capital expenditure.  Operating Costs shall not include any Annual Charge-Off with respect to Excluded Costs, as hereinafter defined.  For the purposes hereof:
(i)“Annual Charge-Off” means the annual amount of principal and interest payments which would be required to repay a loan in equal monthly installments over the Useful Life, as defined below, of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as defined below, where (A) the initial principal balance is the cost of the capital item in question, and (B) the loan is deemed to have been made on the date that the Permitted Capital Expenditures are incurred.
(ii)“Useful Life” shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

(iii)“Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.
(c)“Excluded Costs” shall be defined as (i) any fixed or percentage ground rent payable to any ground lessor, or any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions; (iii) salaries of executives and owners not directly employed in the management/operation of the Campus; (iv) the cost of work done by Landlord for a particular tenant; (v) the cost of items which, by generally accepted accounting principles, would be capitalized on the books of Landlord or are otherwise not properly chargeable against income, except to the extent such capital item is (A) required by any Legal Requirements, (B) reasonably projected to reduce Operating Costs, or (C) reasonably expected to improve the management and/or operation of the Building or Common Areas (collectively, “Permitted Capital Expenditure”); (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Campus in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) depreciation of the Building; (x) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xi) advertising and other fees and costs incurred in procuring tenants; (xii) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; and (xiii) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xiv) any interest or penalties that are paid by Landlord relative to any late or delinquent payment made for expenses incurred in connection with the ownership, operation, maintenance and management of the Building or Common Areas; (xv) costs to remediate any Hazardous Materials not solely caused by Tenant and (xvi) Taxes.
(d)Payment of Operating Costs.  Commencing as of the Term Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Operating Costs.  Landlord shall make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the Term, and shall use reasonable efforts to do so at least thirty (30) days prior to the commencement of each fiscal year, and Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein (provided that if Landlord’s estimate is delivered to Tenant fewer than thirty (30) days prior to the commencement of a fiscal year, any adjustment in the monthly installment of Tenant’s Share of Operating Costs shall not take effect until the first calendar month to begin after the thirtieth (30th) day from the delivery of Landlord’s estimate).  Landlord may re-estimate Tenant’s Share of Operating Costs and deliver a copy of the re-estimate to Tenant.  Any such re-estimate shall be provided to Tenant not less than thirty (30) days prior to taking effect, after which time the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as re-estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year.  As of the Execution Date, the Campus’s fiscal year is January 1 – December 31.
(e)Annual Reconciliation.  Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”).  Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder unless such Year End Statement is not delivered within six (6) months after the end of the applicable fiscal year.  If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of Additional Rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that if Tenant cures any default(s) within the applicable cure period(s) provided in Article 20 below, then Tenant shall thereafter be entitled to take such credit, and such overpayment shall be otherwise applied to Landlord’s damages in the event such default is not cured within the applicable cure period).  If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs.  The provisions of this Section 5.2(e) shall survive the expiration or earlier termination of this Lease.
(f)Part Years.  If the Term Commencement Date or the Expiration Date occurs in the middle of a calendar year, Tenant shall be liable for only that portion of the Operating Costs with respect to such calendar year within the Term.
(g)Gross-Up.  If, during any fiscal year, less than 100% of the Building or Campus, as applicable, is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building or Campus, as applicable, was 100% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year.  This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building or Campus, as applicable, being occupied by tenants (which services are not provided to vacant space or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.
(h)Audit Right.  Provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may, upon at least sixty (60) days’ prior written notice, inspect or audit Landlord’s records relating only to Operating Costs for any periods of time within the immediately previous fiscal year before the audit or inspection.  However, no audit or inspection shall extend to periods of time before the Term Commencement Date.  If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within one hundred fifty (150) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within one hundred twenty (120) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final.  Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during normal business hours.  Tenant shall pay the cost of such audit or inspection.  Notwithstanding the foregoing, if, following Tenant’s audit of Landlord’s records, it is finally determined that there occurred an error in Landlord’s computation of the amount owed by Tenant which resulted in an overpayment of the reconciliation by Tenant for any relevant year of an amount which is greater than five percent (5%) of the amount which Tenant is determined to have actually owed, Landlord shall promptly reimburse Tenant for the reasonable out-of-pocket costs expended by Tenant in performing such audit.  Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year.  If such inspection or audit reveals an underpayment by Tenant, then Tenant shall pay to Landlord, as Additional Rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor.  If such inspection or audit reveals an overpayment by Tenant, then Landlord shall credit such overpayment against the next installment(s) of Base Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the Term, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord.  In the event the Landlord disagrees in good faith with the results of the audit, Landlord shall notify Tenant within fifteen (15) days of the audit, and Landlord and Tenant shall mutually select a neutral third party to evaluate the charges for Tenant’s Share of Operating Costs, and the results of such third party’s evaluation shall bind Landlord and Tenant and shall be final. Costs charged by any such third party shall be shared equally by Landlord and Tenant, unless such third party does not find any material differences from the initial results of the audit, in which instance, Landlord shall pay for such costs.  Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential.  The provisions of this Section 5.2(h) shall survive the expiration or earlier termination of this Lease.
5.3Taxes.
(a)“Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building and the Land and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building and the Land (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building and the Land or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities.  The foregoing notwithstanding, Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Building and the Land.  “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

Landlord shall allocate Taxes which are incurred with respect to the Common Areas of the Campus on a reasonable basis.  From and after substantial completion of any occupiable improvements constructed as part of a Future Improvements, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same.

(b)“Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.
(c)Payment of Taxes.  Commencing as of the Term Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Taxes.  Landlord shall make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and shall use reasonable efforts to do so at least thirty (30) days prior to the commencement of each fiscal year, and Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein (provided that if Landlord’s estimate of the Taxes to be due by Tenant is delivered to Tenant fewer than thirty (30) days prior to the commencement of a fiscal year, any adjustment in the monthly installment of Tenant’s Share of Taxes shall not take effect until the first calendar month to begin after the thirtieth (30th) day from the delivery of Landlord’s estimate). Landlord may re-estimate Tenant’s Share of Taxes and deliver a copy of the re-estimate to Tenant.  Any such re-estimate shall be provided to Tenant not less than thirty (30) days prior to taking effect, after which time the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period.  If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of Additional Rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that if Tenant cures any default(s) within the applicable cure period(s) provided in Article 20 below, then Tenant shall thereafter be entitled to take such credit, and such overpayment shall be otherwise applied to Landlord’s damages in the event such default is not cured within the applicable cure period).  If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes.  The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.
(d)Effect of Abatements.  Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax refund.
(e)Partial Years.  If the Term Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.
5.4Late Payments.
(a)Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of twelve percent (12%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).
(b)Additionally, if Tenant fails to make any payment within five (5) days after the due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to three percent (3%) of any such late payment. Landlord shall not charge such fee with respect to the first late payment in any twelve (12) month period so long as received by Landlord within five (5) business days after notice thereof.
(c)For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.
(d)Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid Additional Rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.
(e)The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments.  Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

5.5No Offset; Independent Covenants; Waiver.  Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein.  TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT IN EITHER CASE AS EXPRESSLY PROVIDED HEREIN.  TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE.  LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES.  SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.
5.6Survival.  Any obligations under this Article 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.
6.	GUARANTY.

Simultaneously with the execution of this Lease, Tenant shall deliver to Landlord an original guaranty in the form attached hereto as Exhibit 5 and made a part hereof (the “Guaranty”) executed by Guarantor as additional security for the payment and performance of all of Tenant’s obligations hereunder.  The Guaranty shall remain in full force and effect throughout the Term.

7.	LETTER OF CREDIT
7.1Amount.  Contemporaneously with the execution of this Lease, Tenant shall deliver to Landlord an irrevocable letter of credit (the “Letter of Credit”) that shall (a) be in the initial amount of $[***] (the “Initial LOC Amount”); (b) be issued on the form attached hereto as Exhibit 6; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution reasonably satisfactory to Landlord that both (x) has an office in the continental United States that will accept presentation of, and payment against, the Letter of Credit by either fax or overnight delivery, and (y) satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as those terms are defined below).  The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion.  The “Minimum Capital Threshold” shall mean that the issuing bank has combined capital, surplus and undivided profits of not less than $10,000,000,000.  The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year.  If the issuer of the Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period, Tenant shall be required to deliver a substitute Letter of Credit satisfying the conditions hereof at least thirty (30) days prior to the expiration of the term of such Letter of Credit.  If the issuer of the Letter of Credit fails to satisfy either or both of the Minimum Rating Agency Threshold or the Minimum Capital Threshold, has been seized or closed by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, or another governmental or regulatory agency or authority, has become insolvent, or is unwilling or unable to honor the Letter of Credit or to perform its obligations to honor a draw upon the Letter of Credit, Tenant shall be required to deliver a substitute letter of credit from another issuer reasonably satisfactory to the Landlord and that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold and is otherwise reasonably acceptable to Landlord not later than ten (10) business days after Landlord notifies Tenant of such failure.  Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least ninety (90) days after the Expiration Date.  If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Article 7, provided that if Tenant furnishes such renewal or replacement at any time thereafter during the Term, Landlord shall transfer such cash proceeds to Tenant.  Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above.
7.2Application of Proceeds of Letter of Credit.  Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit.  The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below.  Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) business days after receipt of such written demand shall constitute an additional Event of Default hereunder.  The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3Transfer of Letter of Credit.  In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) business days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.
7.4Cash Proceeds of Letter of Credit.  Landlord shall hold the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations.  After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy.  Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds.  If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, shall be turned over to the grantee after which Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.
7.5Return of Security Deposit or Letter of Credit.  Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Letter of Credit or the remaining proceeds therefrom, as applicable, shall (less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord) be returned to Tenant within ninety (90) days after the end of the Term.
7.6Reduction of the Letter of Credit.  At any time after the [***] following the Rent Abatement Period, on the conditions that (x) Tenant is then in full compliance with its obligations under this Lease and no default of Tenant then exists, and (y) there has been no Event of Default during the immediately preceding [***] period, and (z) that Guarantor has a market cap that is in no event less than $[***] (collectively, the “Reduction Conditions”), then Tenant may request that the amount of the Letter of Credit be reduced from the Initial LOC Amount to an amount equal to $[***] (the “Reduced Letter of Credit Amount”).  Within ten (10) business days after receiving Tenant’s reduction request (the “Reduction Request”) and supporting documentation as Landlord may reasonably request, Landlord shall either, by written notice to Tenant, (x) approve Tenant’s Reduction Request, (y) deny Tenant’s Reduction Request for the reasons set forth in this Section, specifying the reasons therefor, or (z) request additional information from Tenant in support of its Reduction Request, and in such event, Landlord shall have an additional ten (10) business days after receiving such additional information from Tenant in which to make a determination on Tenant’s Reduction Request.  Any such reduction in the amount of the Letter of Credit shall be effected within ten (10) business days after delivery of Landlord’s written approval of Tenant’s Reduction Request (provided that the Reduction Conditions continue to be satisfied during the period between Tenant’s Reduction Request and the date on which the Reduction Request is effectuated).  The reduction in the amount of the Letter of Credit may be effected by either, at Tenant’s election, Tenant’s delivering to Landlord: (i) a new Letter of Credit complying with the provisions of this Article 7, in the Reduced Letter of Credit Amount in exchange for the Letter of Credit which is then being held by Landlord; or (ii) an amendment to the Letter of Credit then being held by Landlord, in a form reasonably satisfactory to Landlord, from the bank issuing such Letter of Credit, reflecting the Reduced Letter of Credit Amount.
8.	Intentionally deleted.
9.	UTILITIES, LANDLORD’S SERVICES
9.1Utilities.  Tenant shall (i) obtain, at Tenant’s sole cost and expense directly from the respective utility company, any utilities and services that are required for Tenant to operate its business in the Premises and that are not Landlord’s express responsibility under this Lease, including, without limitation, all natural gas, heat, cooling, energy, light, power, sewer service, telephone, internet, water, refuse disposal and other utilities and services supplied to the Premises and (ii) pay, prior to delinquency, for all such utilities and services, and if Tenant fails to timely do so, Landlord may, at its option (and without any obligation to investigate the validity of the amounts due), do so and Tenant shall reimburse Landlord therefor upon demand.  Notwithstanding the foregoing, to the extent that direct billing is not available from the utility provider Duke Energy, any associated utility services shall be paid by Landlord and Tenant shall reimburse Landlord therefor upon demand based on submeter readings.  Landlord shall maintain all meters and monitors located outside of the Premises, and Tenant shall maintain all the sub-meters and monitors located within the Premises for such utilities, in each case in good working order, condition and repair. Tenant shall install electric, water and gas submeters measuring the Premises’ consumption of such utilities as part of Tenant’s Work.  Landlord shall have the right to designate the service provider for electric, water and gas services.  Except as expressly set forth in this Article IX, Tenant acknowledges that this is a fully net lease and agrees to contract separately for all utilities and building and other services required for Tenant’s use and occupancy of the Premises hereunder.  Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of any utilities is changed or is no longer available or suitable for Tenant’s requirements.
9.2Interruption or Curtailment of Utilities.  When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than sixty (60) hours’ written notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems.  Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension as soon as reasonably practicable, but, except as set forth in Section 10.7, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.
9.3Landlord’s Services.  Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 7 attached hereto and made a part hereof (“Landlord’s Services”).  Tenant’s use of the Building systems shall not exceed the Building systems capacities set forth on Exhibit 3.  Except for the cost of providing and maintaining supplemental HVAC equipment (which shall be Tenant’s responsibility), all costs incurred in connection with the provision of Landlord’s Services shall be included in Operating Costs.
10.	MAINTENANCE AND REPAIRS
10.1Maintenance and Repairs by Tenant.  Tenant shall keep neat and clean and free of insects, rodents, vermin and other pests and in good repair, order and condition (reasonable wear and tear and damage by Casualty excepted):  the Premises, including without limitation the entire interior of the Premises, all plumbing, electrical and mechanical systems, as well as heating, cooling, ventilating, and air conditioning systems that are located within and/or exclusively serving the Premises, all electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of the Tenant (whether located in the Premises or other portions of the Building), all fixtures, equipment and specialty lighting therein, any supplemental HVAC and humidification equipment exclusively serving the Premises, electrical equipment wiring, doors, non-structural walls, windows and floor coverings, Tenant’s Rooftop Equipment, Tenant’s Pad Site Equipment and Tanks, and all specific systems and equipment that exclusively serve the Premises, including, without limitation, equipment critical to manufacturing operations.
10.2Maintenance and Repairs by Landlord.  Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain, promptly repair and keep in reasonable condition the Building foundation, the roof, Building structure, the structural floor slabs and columns in good repair, order and condition.  In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as comparable biomanufacturing buildings in the vicinity of the Premises.  All costs incurred by Landlord under this Section 10.2 shall be included in Operating Costs, subject to, and in accordance with Section 5.2.
10.3Accidents to Sanitary and Other Systems.  Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises.  Except as otherwise provided in Article 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.
10.4Floor Load–Heavy Equipment.  Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements.  Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight.  Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same.  If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements.  Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving.  Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.
10.5Premises Cleaning.  Tenant shall be responsible, at its sole cost and expense, for janitorial and removing trash from the Premises and for providing biohazard disposal services for the Premises, including the biomanufacturing areas thereof.  Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean.
10.6Pest Control.  Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation.  If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.
10.7Service Interruptions.
(a)Abatement of Rent.  In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Sections 9 and/or 10 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for two (2) consecutive business days following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption (“Abatement Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Base Rent, Operating Costs and Taxes based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Abatement Service Interruption Cure Period that both (x) the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for a bona fide business purpose.  Any efforts by Tenant to respond or react to any Material Service Interruption, including, without limitation, any activities by Tenant to remove its personal property from the affected areas of the Premises, shall not constitute a use that precludes abatement pursuant to this Section 10.7(a).  The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure, provided however, that in no event shall the Abatement Service Interruption Cure Period with respect to any Service Interruption be longer than ten (10) consecutive business days after Landlord receives the applicable Service Interruption Notice.
(b)The provisions of this Section 10.7 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Article 15 below).
(c)The provisions of this Section 10.7 set forth Tenant’s sole rights and remedies, both in law and in equity, in the event of any Service Interruption.
11.	ALTERATIONS AND IMPROVEMENTS BY TENANT
11.1Landlord’s Consent Required.
(a)Tenant shall not make any alterations, installations, removals, additions or improvements (collectively with Tenant’s Work, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor, written plans and specifications and a time schedule therefor.  Landlord reserves the right to require that Tenant use Landlord’s preferred vendor for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment.  Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent.  Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the roof and/or building systems (subject, however, to Section 1.3(d) with respect to Tenant’s Rooftop Equipment), (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, (c) to any Alteration affecting the Building structure and (d) to any proposed Alterations outside of the Premises (subject, however, to Section 1.3(e) with respect to Alterations affecting the Pad Sites.  Tenant shall be responsible for all elements of the design of Tenant’s plans for any Alterations (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design of any Alterations.  In seeking Landlord’s approval, Tenant shall, at least ten (10) business days prior to the date that Tenant applies for any necessary permits for any Alterations or construction, provide Landlord with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, the Building’s mechanical, electrical and plumbing systems, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request.  Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant.  Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense.  If Tenant shall make any Alterations, then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. Landlord agrees that it will make such election with respect to any Alteration at the time that Landlord approves Tenant’s plans and specifications for an Alteration.  Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof.
(b)Notwithstanding the foregoing, Tenant shall have the right without obtaining the prior consent of Landlord, but upon prior notice to Landlord as provided below, to make Alterations to the Premises where: (i) the same are within the interior of the Premises, and do not affect the exterior of the Building and do not affect any of the Building structural elements or base Building systems installed by Landlord; (ii) the cost of any individual Alteration shall not exceed $100,000.00 in cost; (iii) Tenant shall comply with the provisions of this Lease, and if such work increases the cost of insurance or taxes, Tenant shall pay for any such increase in cost; and (iv) Tenant gives Landlord at least five (5) business days’ prior notice describing such work in reasonable detail, accompanied by copies of plans and specifications therefor (to the extent plans and specifications are typically prepared in accordance with such work).
(c)Subject to the provisions of this Section 11.1, if Tenant makes any Alterations that (i) may adversely affect the general utility of the Building for use by future tenants or (ii) require unusual expense to readapt the Premises to normal use as a biotechnology office and research and development facility (“Specialty Alterations”), then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to remove such Specialty Alterations and repair any damage to the Premises caused by such removal (which election shall be made at the time of Landlord’s approval of such Alterations).  Landlord agrees that it will make such election with respect to any Alteration at the time that Landlord approves Tenant’s plans and specifications for an Alteration, if Tenant gives written notice to Landlord requesting Landlord to make such election at the time of such approval.
11.2After-Hours.  Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding holidays), Landlord may need to make arrangements to have supervisory personnel on site.  Accordingly, Landlord and Tenant agree as follows:  Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform any Alterations (the “After-Hours Work”).  Tenant shall reimburse Landlord, within ten (10) days after demand therefor, for the cost of Landlord’s supervisory personnel overseeing the After-Hours Work.  In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Building, in Landlord’s sole discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours, subject to the foregoing requirement to pay for the cost of Landlord’s supervisory personnel. This Section 11.2 shall not apply to the Tenant’s Work.
11.3Harmonious Relations.  Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property, the Campus or any part thereof.  In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Campus immediately.
11.4Liens.  No Alterations shall be undertaken by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors in the applicable form attached hereto as Exhibit 11 for such Alteration and taken other appropriate protective measures approved and/or required by Landlord; and (ii) Tenant has procured appropriate surety payment and performance bonds which shall name Landlord as an additional insured and has filed lien bonds (in jurisdictions where available) on behalf of such contractors.  Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be fully bonded or discharged by Tenant within ten (10) business days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.
11.5General Requirements.  Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations.
11.6Security System.  Tenant may elect to install an access controlled security system in the Premises; provided, however, any such system shall be compatible with the existing Building access control system and the plans and specifications for any such system shall be subject to the prior approval of Landlord in all respects, not to be unreasonably withheld, conditioned or delayed.  The work to install any such security system shall be performed in accordance with this Lease, including, without limitation, this Article 11. In no event shall Tenant be allowed to install fencing in the Campus or in the exterior of the Premises and Building.
12.	SIGNAGE
12.1Building Signage.  Tenant shall have the right, at Tenant’s sole cost and expense and as part of Tenant’s Work, to install Building standard signage identifying Tenant’s business on the exterior of the Building at the entrance to the Premises, the location, size and design of which is attached hereto as Exhibit 4-3 (the “Building Signage”).  Subject to the foregoing, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval.  No signs may be put on or in any window or elsewhere if visible from the exterior of the Building.
12.2Restrictions.  Tenant’s right to maintain Tenant’s Building Signage is subject to the following conditions and obligations (collectively, the “Tenant’s Building Signage Conditions”): (i)  Tenant’s Building Signage shall be subject to the prior written approval of Landlord as to location, size, materials, manner of attachment and appearance of Tenant’s Building Signage, and the materials, design, lighting and method of installation of Tenant’s Building

Signage, and any requested changes thereto, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) Tenant’s Building Signage shall comply with all Legal Requirements, (iii) Tenant shall have obtained all governmental permits and approvals required in connection therewith and the installation thereof, and (iv) the maintenance and removal of such Tenant’s Building Signage (including, without limitation, the repair and cleaning of the existing monument façade and exterior of the Building, as applicable, upon removal of Tenant’s Building Signage) shall be performed at Tenant’s sole cost and expense in accordance with the terms and conditions governing alterations pursuant to Article 11 hereof.
12.3Signage Removal.  Notwithstanding the foregoing provisions of Section 12.2 to the contrary: (i) within thirty (30) days after the date on which there occurs, and remains uncured, a failure of one or more of the applicable Tenant’s Building Signage Conditions, or (ii) immediately upon the expiration or earlier termination of the Term of the Lease, Tenant shall, at Tenant’s cost and expense, remove the Tenant’s Building Signage and restore all damage to the façade caused by the installation and/or removal of Tenant’s Building Signage, which removal and restoration shall be performed in accordance with the terms and conditions governing Alterations pursuant to Article 11 hereof.
12.4Wayfinding, Monument Signage.  Landlord shall have no obligation to install wayfinding signs at the Campus, but if Landlord installs wayfinding signs within the Common Areas which identify tenants of the Campus, then Landlord shall offer Tenant placement on such wayfinding signs to the extent the placement on such signs is reasonably appropriate under the circumstances (i.e. Tenant will be entitled to placement on some of such wayfinding signs, but not all such signs). For so long as the Lease is in full force and effect, Landlord shall list, at Landlord’s initial cost and expense, Tenant’s name (“Tenant’s Monument Signage”) on the existing exterior monument sign (the “Monument Sign”) serving the Campus during the Initial Term of the Lease, and any extensions thereof, subject to the provisions of this Section 12.4.  The parties hereby agree that the maintenance and removal of such Tenant’s Monument Signage (including, without limitation, the repair and cleaning of the existing monument façade upon removal of Tenant’s Monument Signage) shall be performed at Landlord’s sole cost and expense, except that Tenant shall be responsible for the cost of any change in Tenant’s Monument Signage during the Initial Term of the Lease.
13.	ASSIGNMENT, MORTGAGING AND SUBLETTING
13.1Landlord’s Consent Required.  Tenant shall not mortgage or encumber this Lease or in whole or in part whether at one time or at intervals, operation of law or otherwise.  Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (including contract employees of Tenant) (each of the foregoing, a “Transfer”); provided, however, the provisions of this Article 13 shall not apply to the transfer of ownership interests in Guarantor if and so long as Guarantor is publicly traded on a nationally recognized stock exchange.  Any purported Transfer made in violation of the terms hereof shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease.  In the event of any Transfer in violation of this Article 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of such Transfer, or within sixty (60) days after Landlord first learns of such Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.
13.2Standard of Consent to Transfer.  Landlord agrees that, subject to the provisions of this Article 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer at fair market rent and otherwise to an entity which will use the Premises for the Permitted Uses and, in Landlord’s reasonable opinion: (a) has a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) has a business reputation compatible with the operation of a first-class combination biomanufacturing, research, development and GMP buildings; and (c) the intended use of such entity does not violate any restrictive use provisions then in effect with respect to space in the Building. Landlord shall review and make a determination on a requested Transfer within fifteen (15) business days of receiving all information from Tenant required pursuant to this Article 13.
13.3Listing Confers no Rights.  The listing of any name other than that of Tenant, whether on the doors of the Premises or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.
13.4Profits In Connection with Transfers.  Except with respect to any Permitted Transfers, as defined in Section 13.6, Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in exchange for any Transfer, either initially or over time, after deducting reasonable actual out-of-pocket legal, and brokerage expenses incurred by Tenant and unamortized improvements paid for by Tenant in connection therewith, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as Additional Rent.
13.5Prohibited Transfers.  Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, Tenant is not in default of any of its obligations under this Lease.  Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Campus; or (c) any entity with whom Landlord is currently negotiating, or shall have negotiated, for space in the Campus in the six (6) months immediately preceding such proposed Transfer.
13.6Exceptions to Requirement for Consent.  Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent, to (a) make a Transfer to an Affiliated Entity (hereinafter defined) so long as the transfer to such Affiliated Entity is for legitimate business purposes (and not for the purpose of avoiding the provisions of this Section 13) and such entity remains in such relationship to Tenant, and (b) assign all of Tenant’s interest in and to the Lease to a Successor, provided that prior to or simultaneously with any assignment pursuant to this Section 13.7, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Article 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers.  For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a market cap equal to or greater than $1,000,000,000.00. Except to the extent such Transfer is subject to confidentiality requirements (in which case such notice shall be given within ten (10) days after the Transfer), Tenant shall give Landlord at least ten (10) days’ prior written notice of any Permitted Transfer, such notice to include evidence, reasonably satisfactory to Landlord, that the conditions to the Permitted Transfer in question have been satisfied. Transfers to Affiliated Entities and to Successors which are permitted pursuant to this Section 13.7, are referred to collectively herein as “Permitted Transfers”, and such Affiliated Entities and Successors are referred to herein as “Permitted Transferees”.
14.	INSURANCE; INDEMNIFICATION; EXCULPATION
14.1Tenant’s Insurance.
(a)Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate annually. Tenant shall also carry umbrella liability coverage in an amount of no less than Five Million Dollars ($5,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.
(b)Tenant shall take out and maintain throughout the Term (whether the Premises is occupied or vacant) a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, including without limitation Tenant’s

Rooftop Equipment (collectively, “Tenant’s Property”).  The insurance required to be maintained by Tenant pursuant to this Section 14.1(b) (referred to herein as “Tenant Property Insurance”) shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.
(c)Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period.
(d)Tenant shall maintain throughout the Term the following policies covering all persons employed by Tenant in connection with the construction of any improvements and the operation of its business upon the Premises: (i) workers’ compensation insurance in accordance with statutory law, and (ii) employers’ liability insurance with a limit of not less than One Million Dollars ($1,000,000) per accident, One Million Dollars ($1,000,000) disease, policy limit and One Million Dollars ($1,000,000) disease limit each employee. Tenant’s worker’s compensation insurance shall provide a waiver of subrogation in favor of Landlord.
(e)During periods when Tenant’s Work and/or any Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.
(f)Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.
(g)Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 10 attached hereto.
(h)The insurance required pursuant to Sections 14.1(a), (b), (c), (d), (e) and (f) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the State of North Carolina under valid and enforceable policies.  Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to Landlord.  Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord certificates of Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies.  In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies.  Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2Indemnification.  Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, or by any violation of any Legal Requirements or breach of this Lease by Landlord, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:
(a)Tenant’s breach of any covenant or obligation under this Lease;
(b)Any injury to or death of any person, or loss of or damage to property, sustained or occurring upon or in the Premises (whether such Premises is vacant or occupied) or the Rooftop Premises;
(c)Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises or the Rooftop Premises by or the negligence or willful misconduct of any of the Tenant Parties; and
(d)On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises or the Rooftop Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises under Section 1.4(b) hereof.
14.3Property of Tenant.  Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.
14.4Limitation of Landlord’s Liability for Damage or Injury.  Landlord shall not be liable for any injury or damage to persons, or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except, subject to Section 14.5, to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii), solely with respect to a condition claimed to constitute negligence (and not willful misconduct) the expiration of a commercially reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending any such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property.  Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building.
14.5Waiver of Subrogation; Mutual Release.  Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any Property Insurance (as defined in Section 14.7) policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any Property Insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties.  Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance policies necessary to implement the foregoing provisions.
14.6Tenant’s Acts–Effect on Insurance.  Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein.  If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within ten (10) days after receipt of an invoice therefor.  In addition, Tenant shall reimburse Landlord for any increase in insurance premium arising as a result of Tenant’s use and/or storage of any Hazardous Materials in the Premises.
14.7Landlord’s Insurance.  Landlord shall carry at all times during the Term of this Lease: (i) commercial general liability insurance with respect to the Building, the Land and the Common Areas thereof in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, (ii) with respect to the Building, excluding Tenant-Insured Improvements and improvements made by other tenants or occupants, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first class combination biomanufacturing, research and development, office and GMP parks in the Market Area or which are required by Landlord’s mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls (“Landlord Property Insurance”), and (iii) rent interruption insurance covering at least eighteen (18) months.  Any and all such insurance: (x) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, and (y) may be written with commercially reasonable deductibles as determined by Landlord.  The costs incurred by Landlord related to such insurance shall be included in Operating Costs.  Tenant Property Insurance and Landlord Property Insurance are referred to collectively herein as “Property Insurance”.

15.	CASUALTY; TAKING
15.1Damage.  If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible.  If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense.  Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than 50% of the Building.  Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible.  Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building.  In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building.  “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same.  In the Operating Year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy.  Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.
15.2Termination Rights.
(a)Landlord’s Termination Rights.  Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:
(i)any material portion of the Building or any material means of access thereto is taken;
(ii)more than thirty-five percent (35%) of the Building is damaged by Casualty; or
(iii)if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b)Tenant’s Termination Right.  If (i) Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, or (ii) if the estimated Restoration Period, as set forth in the Restoration Estimate, exceeds two hundred seventy (270) days from the date of the Casualty, then in either case Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect.  The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein. Notwithstanding anything to the contrary contained herein, Tenant shall not have the right to terminate this Lease pursuant to this Section 15 if the Casualty was caused by the gross negligence or intentional misconduct of any Tenant Party.
(c)Either Party May Terminate.  In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.  In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations, then Landlord shall (i) notify Tenant thereof, and (ii) have the right to terminate this Lease.  If Landlord does not terminate this Lease pursuant to the previous sentence and such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice.  Notwithstanding anything to the contrary contained in this Section 15, in no event may Tenant elect to terminate this Lease hereunder if the Casualty that would otherwise give rise to such right results from the gross negligence or willful misconduct of Tenant, its agents, contractors, or employees.
(d)Automatic Termination.  In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.
15.3Rent Abatement.  In the event of a Casualty or Taking affecting the Premises, there shall be an equitable adjustment of Base Rent, Operating Costs and Taxes based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired by reason of such Casualty or Taking from and after the date of a Casualty or Taking, and continuing until the following portions of the repair and restoration work to be performed by Landlord, as set forth above, are substantially completed: (i) any repair and restoration work to be performed by Landlord within the Premises, and (ii) repair and restoration work with respect to the Common Areas to the extent that damage to the Common Areas caused by such Casualty or Taking materially adversely affects Tenant’s use of, or access to, the Premises.
15.4Taking for Temporary Use.  If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue.  For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.5Disposition of Awards.  Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, unamortized leasehold improvements paid for by Tenant, or temporary interruption in Tenant’s use and occupancy of the Premises (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award.  Tenant may pursue its own claim against the Taking authority.
16.	ESTOPPEL CERTIFICATE.

Tenant shall at any time and from time to time upon not less than fifteen (15) days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying whether this Lease is unmodified and in full force and effect (or if there have been modifications, whether the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not, to Tenant’s actual knowledge, Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord, any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof.  Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17.	HAZARDOUS MATERIALS
17.1Prohibition; Disclosure.  Prior to or concurrently with executing this Lease, Tenant has completed, executed and delivered to Landlord a Hazardous Materials Disclosure Certificate (“Initial Disclosure Certificate”), a fully completed copy of which is attached hereto as Exhibit 8 and incorporated herein by this reference.  Tenant represents and warrants to Landlord that the information on the Initial Disclosure Certificate is true and correct and accurately describes all Hazardous Materials (as defined below) which will be manufactured, treated, used or stored on or about the Premises (including, without limitation, within any of the Pad Sites) by Tenant.  At such times as Tenant desires to manufacture, treat, use or store on or about the Premises (or the Pad Sites) new Hazardous Materials which were not listed on the Initial Disclosure Certificate, or materially increase the quantity of any Hazardous Materials that were listed on the Initial Disclosure Certificate, Tenant shall promptly complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an “Updated Disclosure Certificate”) describing Tenant’s then current and proposed future uses of Hazardous Materials on or about the Premises (or the Pad Sites), which Updated Disclosure Certificate shall be in the same format as that which is set forth in Exhibit 8 or in such updated format as Landlord may require from time to time.  Without limiting the generality of the foregoing, Tenant shall deliver an Updated Disclosure Certificate to Landlord not less than thirty (30) days prior to the date Tenant intends to commence the manufacture, treatment, use or storage of new or materially increased quantities of Hazardous Materials on or about the Premises (or the Pad Sites), and Landlord shall have the right to approve or disapprove such new or additional Hazardous Materials in its reasonable discretion (Tenant agreeing that it shall be reasonable for Landlord to deny any such new or additional Hazardous Materials if required by any governmental authority having jurisdiction over the same, or if approval would be inconsistent with applicable Environmental Laws).  Tenant shall make no use of Hazardous Materials on or about the Premises (or the Pad Sites), the Property or the Campus except as described in the Initial Disclosure Certificate or as otherwise approved by Landlord in writing, in accordance with this Section 17.
17.2Environmental Laws.  For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq.  Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the applicable state or municipal agencies and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.
17.3Hazardous Material Defined.  As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses, mold and fungi, medical waste and any so-called “biohazard” materials.
17.4Chemical Safety Program.  Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of any applicable governmental authority.  Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) any applicable governmental authority with respect to such chemical safety program and (b) this Article 17.  Tenant shall obtain and maintain during the Term any permit required by any such applicable governmental authority.
17.5Testing.  If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties in violation of any applicable provisions of this Lease, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full.  Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building, the Property or the Campus.  In addition to the foregoing, if Landlord reasonably believes that any Hazardous Materials have been released on the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the

Tenant Parties in violation of any applicable provisions of this Lease.  Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist in or upon the Premises in violation of this Lease or any Legal Requirement.  Further, upon not less than five (5) business days’ notice to Tenant, Landlord shall have the right to cause a third party consultant retained by Landlord, at Landlord’s expense (provided, however, that such costs shall be included in Operating Costs), to conduct a reasonable review, not more than once in any calendar year, of Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices, provided that such review does not materially interfere with Tenant’s business operations.  Tenant agrees to cooperate in good faith with any such review and to provide to such consultant any information requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.
17.6Indemnity; Remediation.
(a)Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property, the Campus or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17.  This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response actions required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor or ground water on or under or any indoor air in the Building based upon the circumstances identified in the first sentence of this Section 17.6.  The indemnification and hold harmless obligations of Tenant under this Section 17.6 shall survive the expiration or any earlier termination of this Lease.  Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Property or Campus is caused or permitted by any of the Tenant Parties and results in any contamination of any part of the Property, the Campus or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary for Tenant’s Remediation in accordance with Section 17.6(b) below, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property or the Campus, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws.  The provisions of this Section 17.6 shall survive the expiration or earlier termination of the Lease.
(b)Without limiting the obligations set forth in Section 17.6(a) above, if any Hazardous Material is in, on, under, at or about the Building, the Property or the Campus as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property, the Campus or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable reportable quantity, any applicable reportable concentration and any other applicable standard set forth in any Environmental Law such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property or the Campus for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).
(c)In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:
(i)until the completion of Tenant’s Remediation, which shall be reasonably acceptable to Landlord (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and
(ii)Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws.  If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current biomanufacturing, research and development, office and GMP uses.
(d)The provisions of this Section 17.6 shall survive the expiration or earlier termination of this Lease.
17.7Disclosures.  Together with its delivery of the Initial Disclosure Certificate, and any Updated Disclosure Certificate, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Surrender Plan (as hereinafter defined), and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws;

(c) copies of all required permits relating thereto; and (d) other information reasonably requested by Landlord.
17.8Removal.  Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises.  Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.
17.9Landlord’s Representations, Covenants and Indemnity. Landlord hereby represents and warrants to Tenant that, to the Best of Landlord’s Knowledge (as that term is defined in clause (c) below), except to the extent (if any) as may be disclosed in the following described environmental assessment reports which have been made available by Landlord to Tenant (the “Disclosed Materials”), there exist, as of the Execution Date of this Lease, no Hazardous Materials on the Property which are in violation of applicable Environmental Laws or that require reporting, investigation, remediation or other response under Environmental Laws:

[***]

(a)Landlord covenants that neither Landlord nor any of the Landlord Parties shall bring any Hazardous Materials in or on to the Property or discharge any Hazardous Materials in or on to the Property which are, in either case, in violation of applicable Environmental Laws.  Landlord hereby indemnifies and shall defend and hold Tenant, its officers, directors, employees, and agents harmless from any Claims arising as result of any breach by Landlord of its representations, warranties, or covenants under this Section 17.9(a).
(b)Landlord Remediation.  If Hazardous Materials are discovered in, on or under the Property which are not in compliance with applicable Environmental Laws or that require reporting, investigation, remediation or other response under Environmental Laws, and which are not the responsibility of Tenant pursuant to this Article 17, then Landlord shall remove or remediate the same, when, if, and in the manner required by applicable Environmental Laws.
(c)To the Best of Landlord’s Knowledge.  The phrase “to the Best of Landlord’s Knowledge” under shall mean the best of the knowledge of [***], Landlord’s asset manager with respect to the Property.
18.	RULES AND REGULATIONS.
18.1Rules and Regulations.  Tenant will faithfully observe and comply with the Rules and Regulations attached hereto as Exhibit 9 (“Current Rules and Regulations”) and reasonable rules and regulations as may be promulgated, from time to time, with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”), provided that no such rule or regulation shall unreasonably interfere with the Permitted Use.  In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control.  Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.
18.2Energy Conservation.  Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination biomanufacturing, research and development, office and GMP buildings in the vicinity of the Premises, or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease.  Upon receipt of such notice, Tenant shall comply with the Conservation Program, provided that the Conservation Program does not unreasonably interfere with the Permitted Use.
18.3Recycling.  Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”).  Upon receipt of such notice and provided that Tenant’s compliance does not conflict with any applicable Legal Requirements, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.
19.	LAWS AND PERMITS.
19.1Tenant Compliance.  Tenant shall not cause or permit the Premises, or cause the Property or the Building to be used in any way that violates any Legal Requirement, order, permit, approval, variance, covenant or restrictions of record or any provisions of this Lease, interferes with the rights of tenants of the Building, or constitutes a nuisance or waste.  Tenant shall obtain, maintain and pay for all permits and approvals needed for the operation of Tenant’s business and/or Tenant’s Rooftop Equipment, and in any event shall not undertake any operations or use of Tenant’s Rooftop Equipment unless all applicable permits and approvals are in place and shall, promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property, the Campus or the Building.  Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises.  Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; and its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens.  Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.1, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises.  Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations.  Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bonds or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such alleged violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected once all appeals have been exhausted, and (v) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building, the Property or the Campus, or any other person or entity.  Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.
19.2Landlord Compliance.  Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the structural elements of the Building and the Common Areas, and the costs so incurred by Landlord shall be included in Operating Costs in accordance with the provisions of Section 5.2.
20.	DEFAULT
20.1Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:
(a)If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant;
(b)If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein or Guarantor shall fail to deliver an acknowledgement that the Guaranty remains in full, force and effect as and when required hereunder or an estoppel certificate as and when required under the Guaranty;
(c)If Tenant shall fail to maintain any insurance required pursuant to Section 14.1 (subject to any notice and cure rights expressly set forth in said Section 14.1);

(d)If Tenant shall fail to discharge a mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, as and when required pursuant to Section 11.4 above (subject to any notice and cure rights expressly set forth in said Section 11.4);
(e)If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above (subject to any notice and cure rights expressly set forth in said Section 7);
(f)If Tenant causes or suffers any release of Hazardous Materials in or near the Property or the Campus (subject to any notice and cure rights expressly set forth in Section 17);
(g)If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the Term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof;
(h)The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;
(i)Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,
(j)an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;
(k)any judgment, attachment or the like in excess of $100,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or filing, as the case may be;
(l)the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;
(m)a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days; or

(n)any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding; or
(o)if Tenant shall fail to deliver the Guaranty as required pursuant to Section 6 above or if there is a material default by Guarantor under the terms of the Guaranty.

Wherever “Tenant “ is used in subsections (i), (j), (k), (l), (m), (n) or (o) of this Section 20.1, it shall be deemed to include any parent entity of Tenant and any guarantor of any of Tenant’s obligations under this Lease, including Guarantor.

20.2Remedies.  Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date.  Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder.  Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant.  The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.
20.3Damages – Termination.
(a)Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:
(i)the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or
(ii)amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by

Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord.  If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.
(b)In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the rate of five percent (5%) per annum for the balance of the full Term hereby granted.
(c)Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.
(d)Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.
(e)In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 20.3, Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions herein contained or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of (x) an amount equal to the lesser of (1) Rent accrued under this Lease in the twelve (12) months immediately prior to such termination, or (2) Rent payable during the remaining months of the Term if this Lease had not been terminated, plus (y) the amount of Rent accrued and unpaid at the time of termination, less (z) the amount of any recovery by Landlord under the foregoing provisions of this Section 20.3 up to the time of payment of such liquidated damages;
(f)Upon any termination of this Lease, and following the surrender and yield-up of the Premises by Tenant pursuant to this Lease, Landlord will exercise reasonable efforts to relet the Premises after Tenant vacates the Premises; provided, however, that the marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Campus (or if Landlord no longer controls other buildings in the Campus, then similar to the manner in which Landlord markets other premises within Landlord’s control in the Market Area) shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts.”  In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises unless and until Landlord obtains full and complete possession of the Premises, including the final and unappealable legal right to relet the Premises free of any claim of Tenant, (ii) lease the Premises for a rental rate less than the current fair market rent then prevailing for similar space in the Campus, or (iii) enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial wherewithal and resources to satisfy its financial obligations under the prospective lease.  Landlord shall be entitled to take into account in connection with any such reletting of the Premises all relevant factors which would be taken into account by a sophisticated landlord in securing a replacement tenant for the Premises including the first class quality of the Building, matters of tenant mix, and the financial responsibility of any such replacement tenant.  Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting.  No action or inaction by Landlord in connection with such reletting shall relieve Tenant of any liability under this Lease or otherwise affect any such liability.  Landlord shall have no other obligation to mitigate the damages for which Tenant is responsible under this Lease except as set forth in this Section 20.3(f).
20.4Landlord’s Self-Help; Fees and Expenses.  If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant.  Tenant shall pay to Landlord upon demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full.  In addition, Tenant shall pay all of Landlord’s costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.
20.5Waiver of Redemption, Statutory Notice and Grace Periods.  Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.  Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.
20.6Landlord’s Remedies Not Exclusive.  The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.
20.7No Waiver.  Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Campus shall not be deemed a waiver of any such Rules and Regulations.  No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.
20.8Restrictions on Tenant’s Rights.  During the continuation of any Event of Default, Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.
20.9Termination During Initial Period.  In the event Landlord elects to terminate the Lease during the Initial Period as a result of an Event of Default by Tenant, in lieu of the remedies set forth in Sections 20.2 and 20.3 of this Lease, at the election of Landlord, Landlord may recover, as liquidated damages, and not as a penalty, the full amount of the Letter of Credit (or the balance of such Letter of Credit as shall not have previously been drawn by Landlord pursuant to the terms, provisions and conditions set forth in Section 7.2 above) plus the total amount of brokers’ fees and  attorneys’ fees and costs incurred by Landlord in negotiating and executing this lease, together with any and all fees and costs incurred by Landlord in delivering the Premises to Tenant or in preparing to deliver the Premises to Tenant, including any work performed by Landlord pursuant to Exhibit 4, and any portion of the Landlord’s Contribution paid to Tenant.   In addition, Tenant shall pay to Landlord all expenses and costs of enforcing the terms of this Section 20.9 and recovering all monetary amounts due under this Lease, including without limitation, reasonable attorneys’ fees and costs.
20.10Landlord Default.  Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.  Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, and then only if the same continues after notice to Landlord thereof and an opportunity for Landlord to cure the same as set forth above.  In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

If Landlord’s failure to perform any of its obligations under Section 10.2 of this Lease poses an imminent risk of damage or injury to persons or property, and if such failure materially adversely affects Tenant’s ability to operate its business in the ordinary course in accordance with the terms of this Lease, then upon not less than forty-eight (48) hours’ prior written notice to Landlord (which notice may be via email and shall conspicuously state the following in bold caps: “TENANT NOTICE OF INTENTION TO EXERCISE SELF-HELP” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 20.10 and Landlord’s failure to perform the specified obligation will trigger the provisions of this Section 20.10), Tenant shall have the right to cure such default or perform such obligation which Landlord failed to perform or cure, as the case may be, on Landlord’s behalf. Notwithstanding the foregoing, in the event that Landlord has commenced its obligations prior to Tenant’s commencement of such cure, and so long as Landlord thereafter diligently prosecutes such obligations to completion, the applicable period of time before which Tenant may take action to cure Landlord’s failure shall be extended to such period of time as Landlord reasonably requires to complete such obligations. In connection with any performance of Landlord’s obligations by Tenant hereunder (i) in no event shall any work or repairs performed by Tenant materially adversely affect the structure of the Building or any Building Systems; (ii) the insurance and indemnity provisions of this Lease shall apply to Tenant’s performance of such work or repairs; (iii) Tenant shall perform all such work or repairs in accordance with all applicable Legal Requirements; (iv) Tenant shall retain to effect such work or repairs only reputable and qualified contractors and suppliers as are duly licensed; and (v) Tenant shall effect such work or repairs in a good and workmanlike manner, consistent with the standards of the Building, using new or like new materials. Landlord shall reimburse Tenant within thirty (30) days after receipt of a reasonably detailed invoice for all reasonable costs and expenses actually incurred by Tenant in connection therewith.

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER
21.1Surrender
(a)Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation, to the extent any of the following were either provided by Landlord or paid for in whole or in part by any allowance provided to Tenant by Landlord under this Lease: all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein and all other furniture, fixtures, and equipment) broom clean, free of Hazardous Materials, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, at Landlord’s election, any Alterations made by Tenant (in accordance with Section 11.1); and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations.  Notwithstanding the foregoing, in no event shall Tenant be required to remove or restore any aspect of Landlord’s Work.  Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.
(b)Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued.  At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy including without limitation, if applicable, causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission for the control of radiation (the “Surrender Plan”).  The Surrender Plan (i) shall be accompanied by a current list of (A) all required permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises (including, without limitation, within any of the Pad Sites), and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant.  In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request.  On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord (and to any Landlord Parties reasonably requested by Landlord) a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid.  Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.   If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises (including, without limitation, within any of the Pad Sites), Landlord shall have the right to take any such actions as Landlord may deem reasonably necessary to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand.  Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term.
(c)No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord.  Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease.  The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.
(d)Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.
21.2Abandoned Property.  After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit.  If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent.
21.3Holdover.  If any of the Tenant Parties holds over (which term shall include, without limitation, the failure of Tenant or any Tenant Party to perform all of its obligations under Section 21.1 above) after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at 150% of the highest rate of Base Rent payable during the Term for the first six (6) months of such holding over, and at 200% of the highest rate of Base Rent payable during the Term from and after the first day of the seventh (7th) month of such holding over, (ii) Tenant shall continue to pay to Landlord all Additional Rent, and (iii) if such holdover continues for more than thirty (30) days, Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date.  Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.
21.4Warranties.  Tenant hereby assigns to Landlord any warranties, to the extent assignable, in effect on the last day of the Term with respect to any fixtures and Alterations installed in the Premises.  Tenant shall use commercially reasonable efforts to provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).
22.	MORTGAGEE RIGHTS
22.1Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any

Mortgagee elects, prior to the lien of any present or future Mortgage.  Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord.  The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder within fifteen (15) days of request therefor, with such commercially reasonable modifications as may be requested by Tenant.  Landlord agrees to use commercially reasonable efforts to obtain an SNDA, as hereinafter defined, from the holder of any future mortgage which affects the Property.  An “SNDA” shall be defined as a subordination, non-disturbance and attornment agreement on the standard form of SNDA then being used by the holder of the Mortgage in question, with such commercially reasonable modifications as may be requested by Tenant. Notwithstanding anything in this Section to the contrary, it shall be a condition to Tenant’s obligation to subordinate the Lease to any future Mortgage that the holder of such future Mortgage enters into an SNDA with Tenant.  Tenant shall pay any reasonable charges (including legal fees) required by such holder as a condition to entering into such SNDA.
22.2Notices.  If Landlord has provided Tenant notice of any existing Mortgagee, Tenant shall give each Mortgagee the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have the same time frame given to Landlord to cure such a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.
22.3Mortgagee Consent.  Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to Landlord first obtaining approval of a Mortgagee; provided, however, the terms of any SNDA entered into by and between Tenant and a Mortgagee, if applicable, shall control in the event of a conflict between this section and any SNDA.
22.4Mortgagee Liability.  Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord, provided that in no event shall the foregoing clauses (i)-(v) relieve any such Mortgagee and its successors and assigns from ongoing Landlord’s obligations to provide maintenance, repair or any other on-going Landlord’s Services (defined in Section 9.6 and listed in Exhibit 7 of this Lease) following the date of such succession.

23.	QUIET ENJOYMENT.

Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth. Landlord represents and warrants that as of the date hereof, the Property is not encumbered by any existing Mortgage.

24.	NOTICES.

Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	King Combs LLC c/o King Street Properties 800 Boylston Street, Suite 2400 Boston, MA 02199 Attention: Sara McTyeire Attention: Andy Moore
With a copy to:	Goulston & Storrs PC One Post Office Square Boston, MA 02109 Attention: King Street
if to Tenant:	Liquidia Technologies, Inc. 419 Davis Drive, Suite 100 Morrisville, NC 27560 Attn: Michael Hunter
With a copy to:	Liquidia Technologies, Inc. 419 Davis Drive, Suite 100 Morrisville, NC 27560 Attn: Legal legal@liquidia.com

Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States.  Notices shall be effective upon the date of receipt or refusal thereof.

25.	MISCELLANEOUS
25.1Separability.  If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.
25.2Captions.  The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.
25.3Brokers. Tenant and Landlord each warrant and represent that it has dealt with no broker in connection with the consummation of this Lease other than CBRE (Landlord) and Davis Moore (Tenant) (each a “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence.  Pursuant to separate agreements between Landlord and each Broker, Landlord shall be solely responsible for the payment of any brokerage commissions to each Broker.
25.4Entire Agreement. This Lease, Lease Summary Sheet and the Exhibits attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein.  Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.
25.5Governing Law.  This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the State of North Carolina and any applicable local municipal rules, regulations, by-laws, ordinances and the like.
25.6Representation of Authority.  Tenant represents and warrants that the individual (or individuals) executing this Lease on behalf of Tenant is (or are) duly authorized to execute this Lease on behalf of Tenant. Upon Landlord’s request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.
25.7Expenses Incurred by Landlord Upon Tenant Requests.  Tenant shall, within thirty (30) days after Landlord provides Tenant with the invoice and documentation, reimburse Landlord for all reasonable and documented expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer.  Such costs shall be deemed to be Additional Rent under this Lease.
25.8Survival.  Without limiting any other obligation of either party which may survive the expiration or prior termination of the Term, all obligations on the part of Landlord and Tenant to indemnify, defend, or hold the other party harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.
25.9Limitation of Liability.  Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease.  This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord.  Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease.
25.10Binding Effect.  The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.  This Lease may be signed in counterparts and a facsimile or electronic signature on this Lease shall be equivalent to, and have the same force and effect as, an original signature.
25.11Landlord Obligations upon Transfer.  Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing between Landlord and Tenant.
25.12No Grant of Interest.  Tenant shall not grant any interest whatsoever in any fixtures within the Premises or any item paid in whole or in part by Landlord’s Contribution or by Landlord.
25.13Financial Information.  If Guarantor is no longer publicly traded on a nationally recognized stock exchange, then Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request, Tenant’s and Guarantor’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) reviewed by an independent certified public accountant and certified by an officer of Tenant or Guarantor, as applicable, as being true and correct in all material respects.  Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof.
25.14OFAC Certificate and Indemnity.  Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers.  Both parties hereby represent and warrant to the other (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that neither party nor any manager, beneficiary, partner, or principal of such party is subject to the Executive Order, that none of them is listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act.  The most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html.  Both parties shall from time to time, within ten business days after request by the other, deliver to the other any certification or other evidence requested from time to time by the other in its reasonable discretion, confirming compliance with these provisions.  No assignment or subletting shall be effective unless and until the assignee or subtenant thereunder delivers to Landlord written confirmation of such party’s compliance with the provisions of this subsection, in form and content satisfactory to Landlord.  If for any reason the representations and warranties set forth in this subsection, or any certificate or other evidence of compliance delivered to any party hereunder, is untrue in any material respect when made or delivered, or thereafter becomes untrue in any material respect, then an Event of Default hereunder shall be deemed to occur immediately, and there shall be no opportunity to cure.  Each party shall indemnify, defend with counsel reasonably acceptable to the other, and hold the other harmless from and against, any and all liabilities, losses claims, damages, penalties, fines, and costs (including attorneys’ fees and costs) arising from or related to the breach of any of the foregoing representations, warranties, and duties of the other.  The provisions of this subsection shall survive the expiration or earlier termination of this Lease for the longest period permitted by law.
25.15Confidentiality.  Tenant acknowledges and agrees that the terms of this Lease are confidential.  Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building.  Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion, except as required for financial disclosures or securities filings, as required by the order of any court or public body with authority over Tenant, or in connection with any litigation between Landlord and Tenant with respect to this Lease.  In the event Tenant is required by law (or determines in Tenant’s commercially reasonable judgment that Tenant is required by law) to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.
25.16Force Majeure.  Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, national or regional emergency, or a pandemic, epidemic or other public health emergency or exigency, or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”).  In no event shall financial inability of a party be deemed to be Force Majeure.
25.17Jury Trial Waiver.  Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matters in any way arising out of or connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the premises, or the enforcement of any remedy under any statute, emergency or otherwise.
26.	RIGHT OF FIRST OFFER.
26.1Grant of ROFO. Subject to the provisions of this Section 26, from and after the Term Commencement Date, Tenant shall have a one-time right of first offer (the “ROFO”) to lease the ROFO Premises at the time that the ROFO Premises become available for lease, so long as the ROFO Conditions, (which ROFO Conditions Landlord may waive, at its election, by written notice to Tenant at any time), are satisfied both at the time that Landlord is required to give an Offer, and as of the commencement date of the term of the ROFO Premises.
26.2Definition of ROFO Premises. The “ROFO Premises” shall be defined as any space contiguous to the Premises in the Building, other than the Premises, when such area becomes available for lease, during the Term of this Lease.  For the purposes of this Section 26.2, the ROFO Premises shall be deemed to be “available for lease” if, during the Term of this Lease, Landlord, in its sole judgment, determines that such area will become available for leasing to any party other than the then-current tenant (i.e. when Landlord determines that the then current tenant of such ROFO Premises will vacate such ROFO Premises, and all Superior Rights with respect to such ROFO Premises have either lapsed unexercised or have been irrevocably waived by the then-current tenant of such ROFO Premises, and when Landlord intends to offer such area for lease).  “Superior Rights” shall be defined as: (i) the right of the existing tenant or occupant of the ROFO Premises to extend or renew the term of its lease of the ROFO Premises, or the applicable portion thereof, and (ii) the right of Landlord to enter into an agreement with any existing tenant or occupant of the ROFO Premises, or the applicable portion thereof, renewing or extending such lease or occupancy agreement.  Nothing set forth in this Section 26 shall be construed to limit Landlord’s right to lease space in the Building to affiliates of Landlord, or to keep space in the Building vacant if Landlord elects, in its sole discretion, to do so, and such space leased to affiliates, subsidiaries or related entities, or vacant space, shall in no event be deemed to be “available for lease” hereunder.
26.3Procedures for Exercising ROFO.  At such time as the ROFO Premises becomes available for lease to Tenant, Landlord shall, subject to the provisions of this Section 26, give a written offer (the “Offer”) to Tenant of the terms under which Landlord is prepared to lease the ROFO Premises to Tenant, including the Base Rent (which shall be based upon Landlord’s good faith judgment of the fair market rental value of the ROFO Premises in question), Tenant’s improvement allowance, if any, term, renewal term and all other material business terms. Tenant may lease the ROFO Premises under such terms, by delivering written notice (the “Acceptance”) to Landlord accepting such Offer within ten (10) business days after Landlord gives such Offer to Tenant, time being of the essence.
26.4Conditions to ROFO. The ROFO is subject to the following conditions, and, without limiting the foregoing, Landlord shall have no obligation to give an Offer to Tenant with respect to the ROFO Premises, or any portion thereof, if any of the following conditions (“ROFO Conditions”) are not satisfied:
(i)no Event of Default by Tenant exists at the time that Landlord would otherwise deliver the Offer; or
(ii)no greater than thirty percent (30%) of the Premises is sublet (other than to an Affiliated Entity or Successor) at the time Landlord would otherwise deliver the Offer; or
(iii)the Lease has not been assigned (other than to an Affiliated Entity or Successor) prior to the date Landlord would otherwise deliver the Offer; or
(iv)at least three (3) years remain in the Term, or there would be at least three (3) years if Tenant exercises an available Extension Term with Tenant’s Acceptance (and Tenant does in fact exercise such available Extension Term with Tenant’s Acceptance).

26.5Termination of Right of First Offer. Tenant’s right to lease the ROFO Premises pursuant to this Section 26 shall terminate upon the earlier to occur of: (i) Tenant’s failure to give a timely Acceptance with respect to such ROFO Premises within the ten-(10)-business-day period provided in Section 26.4 above; or (ii) the date Landlord would have provided Tenant an Offer with respect to such ROFO Premises if Tenant had not failed to satisfy one or more of the ROFO Conditions set forth in this Section 26, and Tenant shall have no further right to lease such ROFO Premises.  If Landlord gives Tenant an Offer to lease only a portion of the ROFO Premises, then Tenant’s right to lease such portion of the ROFO Premises pursuant to this Section shall terminate upon the earlier to occur of: (x) Tenant’s failure to give a timely Acceptance with respect to such portion of such ROFO Premises within the ten-(10)-business-day period provided in Section 26.4 above; or (y) the date Landlord would have provided Tenant an Offer with respect to such portion of the ROFO Premises if Tenant had not failed to satisfy one or more of the ROFO Conditions set forth in this Section 26, and Tenant shall have no further right to lease such portion of the ROFO Premises.
26.6Terms of Lease Applicable ROFO Premises. The terms applicable to Tenant’s demise of the ROFO Premises, or any portion thereof, shall be upon the terms set forth in the applicable Offer, and otherwise upon the terms and conditions of the Lease, to the extent that the provisions of the Lease are not inconsistent with such Offer, and as follows:
(i)The term for the ROFO Premises shall, subject to clause (iii) below, commence upon the commencement date stated in the Offer and shall be coterminous with the then remaining Term.
(ii)Tenant shall pay Base Rent and Additional Rent for such ROFO Premises, or portion thereof, in accordance with the terms and conditions of the Offer.
(iii)Such ROFO Premises shall be accepted by Tenant in its condition (including improvements and personalty, if any) and as-built configuration existing on the earlier of the date Tenant takes possession of such ROFO Premises, or portion thereof, or as of the date the term for such ROFO Premises, or portion thereof, commences, and Landlord shall have no obligation to provide any Landlord contribution or free rent with respect to such ROFO Premises, or portion thereof, unless otherwise provided in such Offer.

26.7Offering Amendment. If Tenant exercises the ROFO with respect to the ROFO Premises Landlord shall prepare an amendment (the “Offering Amendment”) adding such ROFO Premises, or portion thereof, to the Premises on the terms set forth in the Offer and reflecting the changes in the Base Rent, Rentable Square Footage of the ROFO Premises, Tenant’s Share, and other mutually agreeable appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within thirty (30) days after Landlord’s receipt of the Acceptance sent by Tenant to Landlord, and, if the terms and conditions of the Offering Amendment are reasonably acceptable to Tenant, then Tenant shall execute and return the Offering Amendment to Landlord within thirty (30) days thereafter, but an otherwise valid exercise of the ROFO shall be fully effective whether or not the Offering Amendment is executed.
26.8Last Acceptance Date.  If Tenant does not give Landlord a written Acceptance on or before the date (“Last Acceptance Date”) which is ten (10) business days after Landlord gives the Offer to Tenant, Landlord shall have the right to enter into a lease the subject ROFO Premises on any terms to any party. Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its ROFO Option but failed to deliver an Acceptance Notice within the ten (10) business day period, as provided in Section 19.1 above, and (ii) thereafter prior to entering into a lease for the entire ROFO Space Landlord proposes to lease the entire ROFO Space to a prospective tenant on terms that are “materially more favorable” than those set forth in the ROFO Notice previously delivered to Tenant, then Tenant’s rights with respect to the entire ROFO Space shall be revived and Tenant shall once again have a ROFO Option with respect to the entire ROFO Space.  For purposes hereof, the terms offered to a prospect shall be deemed to be “materially more favorable” from those set forth in the ROFO Notice if there is a reduction of more than fifteen percent (15%) in the "bottom line" cost per rentable square foot of the ROFO Space to the prospective tenant, when compared with the "bottom line" cost per rentable square foot for the ROFO Space under the ROFO Notice, determined by considering all of the economic terms of both proposals, respectively, including, among other relevant factors, the base rent, the tax and expense escalation, the additional rent, any free rent periods, and any other concessions and allowances.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the Execution Date.

LANDLORD

KING COMBS LLC,
a Delaware limited liability company

By:_/s/ Andrew J. Moore_____________________

Name:_ Andrew J. Moore _________________

Title:_Senior Managing Director____________

TENANT

LIQUIDIA TECHNOLOGIES, INC.,

a Delaware corporation

By:_/s/ Roger Jeffs__________________________

Name:_Roger A. Jeffs___________________ _

Title:_Chief Executive Officer______________

EXHIBIT 1A

LEASE PLAN – PREMISES

[***]

EXHIBIT 1B

SITE PLAN – CAMPUS

[***]

EXHIBIT 1C

PLAN OF ROOFTOP PREMISES

[***]

EXHIBIT 1D

PLAN OF PAD SITES

[***]

EXHIBIT 1E

PLAN OF TENANT’S PARKING AREAS

[***]

EXHIBIT 2

LEGAL DESCRIPTION – LAND

[***]

EXHIBIT 3

BASE BUILDING CAPACITIES

Base Building delivery is in “shell” condition and as such the Base Building HVAC system is limited to the following:

●	Heating and summer ventilation is provided by three (3) gas fired heating units delivering 3,500 CFM per unit
●	Electric unit heaters are provided in the stairwells and utility rooms
●	The electric room has an 800 CFM exhaust fan

The Building is served by a 10,000-amp electric service. The electrical system consists of two (2) – 277/480V 4,000 amp switchboard and one (1) – 277/480V 2,000 amp switchboard, which are installed in the Building.

Utility support:

●	8” sewer line
●	4” domestic water line
●	8” fire line
●	4” gas line

EXHIBIT 4

WORK LETTER

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between King Combs LLC, a Delaware limited liability company (“Landlord”), and Liquidia Technologies, Inc., a Delaware corporation (“Tenant”), for space located at 1000 Science Drive, Morrisville, North Carolina.  Capitalized terms used but not defined herein shall have the meanings given in the Lease.

This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in preparing the Premises for Tenant’s use.  This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

I.Landlord’s Work.

1.Definitions.  Landlord and Tenant acknowledge and agree that as of the Term Commencement Date, Landlord has constructed the core and shell of the Building and has performed all site work, including with respect to landscaping, parking, paving and delivery of utility connections to the Building. Tenant has inspected the Premises and agrees to accept the Premises in its “AS-IS”, “WHERE-IS” condition, without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto, or to incur any expense to prepare the Premises for Tenant’s occupancy, except for the Landlord’s Work (as hereinafter defined).  Subject to delays due to Force Majeure, as defined in Section 25.16 hereof, and subject to any act or omission by Tenant and/or Tenant’s agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the performance of Landlord’s Work (a “Tenant Delay”), Landlord, at Landlord’s sole cost and expense, shall perform the specific scope of work more particularly described on Exhibit 4-1 attached hereto (the “Landlord’s Work”). Landlord and Tenant acknowledge and agree that portions of the Landlord’s Work cannot be performed until Tenant has completed portions of Tenant’s Work consisting of pouring the floor slabs (the “Tenant’s Floor Slab Work”).

2.Cost of Landlord’s Work:  Landlord shall bear the entire cost of the Landlord’s Work, except to the extent that the cost of the Landlord’s Work increases as the result of Tenant Delay.

3.Punchlist Items.  Promptly following delivery of the Premises to Tenant with Landlord’s Work substantially complete, Landlord shall provide Tenant with a list (the “Punchlist”) of outstanding items (the “Punchlist Items”) which (a) need to be performed to complete Landlord’s Work, and (b) do not materially impair Tenant’s ability to use the Premises for the Permitted Use.  Subject to Force Majeure and Tenant Delays, Landlord shall, unless otherwise specified on the Punchlist, complete all Punchlist Items within sixty (60) days of the date of the Punchlist.

4.Landlord’s Warranty.  Landlord hereby warrants and represents to Tenant that Landlord’s Work shall be performed in a good and workmanlike manner, and in accordance with all applicable Legal Requirements (“Landlord’s Warranty”). If, on or before the Warranty Expiration Date, Tenant gives Landlord written notice of any breach of Landlord’s Warranty promptly after Tenant becomes aware of such breach, Landlord shall, at no cost to Tenant (unless such breach was caused by any Tenant Party), correct or repair such breach  as soon as conditions reasonably permit and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.  The “Warranty Expiration Date” shall mean the date occurring twelve (12) months after the Execution Date of this Lease.  Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has breached Landlord’s Warranty prior to the Warranty Expiration Date, Tenant shall be deemed conclusively to have: (i) approved Landlord’s Work, (ii) waived any claim that Landlord has breached Landlord’s Warranty, and (iii) have agreed that Tenant has no claim that Landlord has failed to perform any of Landlord’s obligations under Section I of this Exhibit 4.  The provisions of this Section I.4 sets forth the Tenant’s sole and exclusive remedies for any breach of the Landlord’s Warranty.  No cost incurred by Landlord in performing Landlord’s Work pursuant to this Section I.4 shall be included in Operating Costs.

II.Tenant’s Work.

1. Tenant’s Plans.  In connection with the performance of the work necessary to prepare the Premises for Tenant’s occupancy and business operations, including without limitation, the installation of all furniture and fixtures (“Tenant’s Work”), substantially in accordance with the test fit plan attached hereto as Exhibit 4-2 (the “Test Fit Plan”), Tenant shall submit to Landlord for Landlord’s approval (i) the name of and other reasonably requested information regarding Tenant’s proposed architect, HVAC and MEP engineers and general contractor, Landlord hereby reserving the right to require that Tenant use a MEP engineer selected by Landlord; (ii) on or before July 31, 2025, a set of design/ development plans sufficient for Landlord to approve Tenant’s proposed design of the Premises (the “Design/ Development Plans”), and on or before September 30, 2025, a full set of construction drawings (“Final Construction Drawings”) for Tenant’s Work.  Notwithstanding the foregoing to the contrary, Landlord hereby pre-approves Evans General Contractors and McDonald York as general contractors. The Design/ Development Plans and the Final Construction Drawings are collectively referred to herein as the “Plans.”  Landlord’s approval of the architect, HVAC and MEP engineers and general contractor shall not be unreasonably withheld, conditioned or delayed.  In addition, Landlord shall have the right to require its written approval, which shall not be unreasonably withheld, conditioned, or delayed, of any subcontractors performing any work affecting the structural elements of, or any of the utility or building service equipment or systems in, the Building.  Landlord’s approval of the Design/Development Plans and the Final Construction Drawings shall not be unreasonably withheld, conditioned or delayed provided the Plans comply with the requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building and the Property. Without limiting the generality of the foregoing, the parties agree it shall be reasonable for Landlord to withhold or condition its approval of (or otherwise require changes to) (i) the Design/Development Plans with respect to any manner in which Landlord determines the Design/Development Plans are inconsistent with the Test Fit Plan, and (ii) the Final Construction Drawings, with respect to any manner in which Landlord determines the Final Construction Drawings are inconsistent with the Design/Development Plans. Landlord’s approval is solely given for the benefit of Landlord and Tenant under this Section 3.4(a) and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Plans for any other purpose whatsoever.  Landlord agrees to respond to any request for approval of the Plans within ten (10) business days after receipt thereof.

2.Performance of Tenant’s Work.  All tenant improvement work in preparing the Premises for Tenant’s occupancy (“Tenant’s Work”) shall be performed by Tenant in accordance with the provisions of the Lease (including, without limitation, Section 11 and this Exhibit 4).  Tenant’s Work shall be performed at Tenant’s sole cost and expense, except for Landlord’s Contribution, as hereinafter defined.

3.Completion of Tenant’s Work.  Tenant shall Substantially Complete (hereinafter defined) Tenant’s Work on or before October 15, 2026 (the “Outside Tenant Work Completion Date”), provided that if Tenant is delayed in the performance of Tenant’s Work by reason of a Landlord Delay (as hereinafter defined) or other causes beyond Tenant’s reasonable control, the Outside Tenant Work Completion Date shall be extended by the period of time which Tenant is so delayed.  For purposes hereof, Tenant’s Work shall be deemed “Substantially Complete” and “Substantial Completion” shall be deemed to have occurred if Tenant has and delivered to Landlord a copy of (i) a certificate of substantial completion from Tenant’s architect for Tenant’s Work, and (ii) a certificate of occupancy for the Premises from the Town of Morrisville, North Carolina.  A “Landlord Delay” shall be defined as any default by Landlord in its obligations under the Lease that causes an actual delay in the completion of Tenant’s Work.  Notwithstanding the foregoing, no event shall be deemed to be a Landlord Delay until and unless Tenant has given Landlord written notice (the “Landlord Delay Notice”) advising Landlord (i) that a Landlord Delay is occurring, (ii) of the basis on which Tenant has determined that a Landlord Delay is occurring, and (iii) the actions which Tenant believes that Landlord must take to eliminate such Landlord Delay, and Landlord has failed to correct the Landlord Delay specified in the Landlord Delay Notice within forty-eight (48) hours following receipt thereof.  No period of time prior to expiration of such 48-hour period shall be included in the period of time charged to Landlord pursuant to such Landlord Delay Notice.

4.Cost of Tenant’s Work; Priority of Work.  Except for Landlord’s Contribution (as hereinafter defined), all of Tenant’s Work shall be performed at Tenant’s sole cost and expense, and shall be performed in accordance with the provisions of this Lease (including, without limitation, Section 11).  Landlord and Tenant acknowledge and agree that Landlord’s Work and Tenant’s Work shall be performed concurrently. Tenant shall take necessary reasonable measures to ensure that Tenant’s contractors cooperate in all commercially reasonable ways with Landlord’s contractors to avoid any delay in either Landlord’s Work or Tenant’s Work or any conflict with the performance of either Landlord’s Work or Tenant’s Work, Tenant acknowledging, however, that in the case of conflict, the performance of Landlord’s Work shall have priority. Tenant shall pay Landlord a construction management fee equal to one percent (1%) of the Landlord’s Contribution for Landlord’s services in managing the design and construction of the Tenant’s Work.

5.Landlord’s Contribution.  As an inducement to Tenant’s entering into this Lease, Landlord shall, subject to the provisions of this Section II.5, provide to Tenant a tenant improvement allowance (“Landlord’s Contribution”) of up to [***] ($[***]) (i.e., equal to $[***] per rentable square foot of the Premises) (the “Maximum Amount of Landlord’s Contribution”), to be used by Tenant solely for costs incurred by Tenant in Tenant’s Work (“Permitted Costs”).  For the purposes hereof, Permitted Costs shall not include:  (i) the cost of any of Tenant’s Property (hereinafter defined), including without limitation telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, (ii) the cost of any fixtures or Alterations that will be removed at the end of the Term, (iii) any fees paid to Tenant, any Affiliated Entity or Successor, and (iv) any so-called “soft costs.” Notwithstanding the foregoing to the contrary, up to ten percent (10%) of the Landlord’s Contribution may be utilized by Tenant toward the purchase and/or installation of (i) furniture, fixtures, and equipment, (ii) utilities including telephone, data cable, or any other information technology, (iii) personal property, (iv) signage, and (v) moving expenses (collectively, “Tenant Related Expenses”).

6.Budget.  Tenant shall have no right to submit any requisition to Landlord on account of Permitted Costs until Tenant has submitted to Landlord a detailed good faith budget (“Budget”) of Permitted Costs.  Tenant shall deliver to Landlord an update of the Budget at least once every two (2) months, but in any event after Tenant enters into a contract for the performance of Tenant’s Work with its contractor.

(i)Tenant shall submit to Landlord reasonably detailed documentation evidencing the then current Budget at the time of each Budget update.  For the purposes hereof, Permitted Costs shall not include:  (x) the cost of any of Tenant’s Property (hereinafter defined) including, without limitation, telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, (y) the cost of any fixtures or Alterations that will be removed at the end of the Term, and (z) any fees paid to Tenant, any Affiliated Entity or Successor,

(ii)Requisitions.  Landlord shall pay Landlord’s Proportion (hereinafter defined) of the cost shown on each requisition (hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of Landlord’s Contribution has been exhausted.  “Landlord’s Proportion” shall be a fraction, the numerator of which is Landlord’s Contribution and the denominator of which the Budget for Permitted Costs, from time to time.  A “requisition” shall mean AIA Documents G-702 and G-703 duly executed and certified by Tenant’s architect and general contractor (accompanied by, without limitation, invoices from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) and partial lien waivers and subordinations of lien, as specified under Legal Requirements (“Lien Waivers”) with respect to the prior month’s requisition, and such other documentation as Landlord or any Mortgagee may reasonably request) showing in reasonable detail the costs of the item in question or of the improvements installed to date in the Premises, accompanied by certifications executed by the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, Vice President, or other officer of Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such requisition.  Landlord shall have the right, upon reasonable advance notice to Tenant and not more often than one time per calendar month, to inspect Tenant’s books and records relating to each requisition in order to verify the amount thereof.  Such inspection shall be at Landlord’s sole cost and expense.  Tenant shall submit requisitions no more often than monthly.

The parties acknowledge that Tenant intends to perform the Tenant’s Work in multiple phases, and that Tenant does not intend to fit out the portion of the Premises depicted as “Vacant” on the Test Fit Plan as part of the initial phase of the Tenant’s Work. Provided that Tenant sequences the Tenant’s Work substantially as shown on the Test Fit Plan, Tenant shall be permitted to apply the Maximum Amount of Landlord’s Contribution toward the initial phase of the Tenant’s Work. In the event Tenant seeks to make any material changes to the Tenant’s Plans from the Test Fit Plan attached hereto, such that a materially greater portion of the Premises will not be improved as part of the initial phase of the Tenant’s Work, then (without limiting Landlord’s rights to review and approve of the Tenant’s Plans in accordance with this Exhibit 4), Landlord may, in Landlord’s reasonable discretion, condition its approval of such changes on Tenant only having the right to apply the pro-rata, proportionate amount of the Maximum Amount of Landlord’s Contribution to each resulting phase of the Tenant’s Work, which pro-rata amount shall, at Landlord’s election in Landlord’s reasonable discretion, either be based on (x) the rentable square feet of the applicable phase, or (y) the proportion of the Budget for the totality of the Tenant’s Work that is allocated to the applicable phase.

(iii) Notwithstanding anything to the contrary herein contained:  (1) Landlord shall have no obligation to advance funds on account of Landlord’s Contribution more than once per month; (2) if Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition, Landlord shall thereafter have the right to have Landlord’s Contribution paid directly to Tenant’s contractors; (3) Landlord shall have no obligation to pay any portion of Landlord’s Contribution with respect to any requisition submitted after the date (the “Outside Requisition Date”) that is twenty-four (24) months after the Execution Date of the Lease; provided, however, that if Tenant certifies to Landlord that it is engaged in a good faith dispute with any contractor, such Outside Requisition Date shall be extended while such dispute is ongoing, so long as Tenant is diligently prosecuting the resolution of such dispute; (4) Tenant shall not be entitled to any unused portion of Landlord’s Contribution; (5) Landlord’s obligation to pay any portion of Landlord’s Contribution shall be conditioned upon there existing no Event of Default by Tenant in its obligations under this Lease at the time that Landlord would otherwise be required to make such payment; and (6) in addition to all other requirements hereof, Landlord’s obligation to pay the final ten percent (10%) of Landlord’s Contribution shall be subject to simultaneous delivery of all Lien Waivers relating to items, services and work performed in connection with Tenant’s Work.  If Landlord declines to fund any requisition on the basis that, at the time that Tenant submitted such requisition to Landlord, Tenant is in default of its obligations under the Lease, then, if Tenant cures such default and so long as the Lease is still in full force and effect, Tenant shall again have the right to resubmit such requisition (as may be updated by Tenant for any work performed since the date of the previously submitted requisition) for payment subject to the terms and conditions of this Section III.3.

III.Miscellaneous

(e)Tenant’s Authorized Representative.  Tenant designates Bob Bosley (email: [***], telephone [***]; “Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change either Tenant’s Representative at any time upon not less than five (5) business days advance written notice to Landlord.

(f)Landlord’s Authorized Representatives.  Landlord designates [***] and [***] (email: [***], telephone [***]; and email: [***], telephone [***]; collectively, “Landlord’s Representatives”) as the only persons authorized to act for Landlord pursuant to this Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from one of Landlord’s Representatives.  Landlord may change either Landlord’s Representative at any time upon not less than five (5) business days advance written notice to Tenant.

(g)Tenant shall have the right, during the performance of Landlord’s Work, to have Tenant’s Representative participate in weekly construction meetings with Landlord and the Contractor as to the status of the performance of Tenant Improvement Work.

(h)Tenant shall have access to the Premises prior to the Term Commencement Date in accordance with the provisions of Section 3.4 of the Lease.

IV.Disputes.

Any disputes relating to provisions or obligations in this Lease in connection with Landlord’s Work or Tenant’s Work or this Exhibit 4 shall be submitted to arbitration in accordance with the provisions of applicable state law, as from time to time amended.  Arbitration proceedings, including the selection of an arbitrator, shall be administered by JAMS and conducted pursuant to the rules, regulations and procedures from time to time in effect for JAMS.  Notwithstanding the foregoing, the parties hereby agree that the arbitrator for any disputes relating to Landlord’s Work or Tenant’s Work shall be a construction consultant experienced in the construction of combination biomanufacturing, research and development, office and GMP buildings/parks in the Market Area, as mutually agreed upon by the parties, or, if not then designated by the parties, within ten (10) days after either party makes a request for arbitration hereunder, or (if the parties do not mutually agree upon such arbitrator) as designated by the Raleigh office of JAMS upon request by either party.  Prior written notice of application by either party for arbitration (an “Arbitration Notice”) shall be given to the other at least ten (10) days before submission of the application to the said JAMS office in Raleigh; provided, however, that in no event may an Arbitration Notice be delivered prior to the expiration of the twenty (20) day period following delivery of a Dispute Notice (as hereinafter defined).  The arbitrator shall hear the parties and their evidence.  The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the State of North Carolina by registered mail or by personal service, provided a reasonable time for appearance is allowed.  The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision. Except as otherwise expressly set forth in this Lease, no arbitrable dispute shall be deemed to have arisen under this Lease prior to the expiration of the period of twenty (20) days after the date of the giving of written notice (a “Dispute Notice”) by the party asserting the existence of the dispute to the other party, together with a description thereof sufficient for an understanding thereof.  In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under the Lease during the pendency of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

EXHIBIT 4-1

SCOPE OF LANDLORD’S WORK

[***]

EXHIBIT 4-2

TEST-FIT PLAN

[***]

EXHIBIT 4-3

SIGNAGE OPTIONS

[***]

EXHIBIT 5

FORM OF GUARANTY

FOR VALUE RECEIVED, and in consideration for, and as an inducement to KING COMBS LLC, a Delaware limited liability company (the “Landlord”) to make that certain lease (the “Lease”) with Liquidia Technologies, Inc., a Delaware corporation (“Tenant”), the undersigned Liquidia Corporation, a Delaware corporation, with an address of 419 Davis Drive, Suite 100, Morrisville, NC 27560 (“Guarantor”), unconditionally guarantees the timely and punctual payment of all Rent, as defined in the Lease, and other payments required to be paid by Tenant under the Lease, and the timely and prompt full performance and observance of all the covenants, conditions and agreements therein provided to be performed and observed by Tenant under the Lease. Guarantor expressly agrees that the validity of this agreement and the obligations of Guarantor shall in no way be terminated, affected or impaired by reason of the granting by Landlord of any indulgences to Tenant or by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or by the relief of Tenant from any of Tenant’s obligations under the Lease by operation of law or otherwise (including, but without limitation, the rejection of the Lease in connection with proceedings under the bankruptcy laws now or hereafter enacted); Guarantor hereby waiving all suretyship defenses, to the extent permitted by law.

The obligations of Guarantor include the payment to Landlord of any monies payable by Tenant under any provisions of the Lease, at law, or in equity, including, without limitation, any monies payable by virtue of the breach of any warranty, the grant of any indemnity or by virtue of any other covenant of Tenant under the Lease.

Guarantor further covenants and agrees that this Guaranty shall remain and continue in full force and effect during the Term, as it may be extended, and as to any modification of the Lease, whether or not Guarantor shall have received any notice of or consented to such modification. Guarantor further agrees that its liability under this Guaranty shall be primary (and that the heading of this instrument and the use of the word “Guaranty” shall not be interpreted to limit the aforesaid primary obligations of Guarantor), and that in any right of action which shall accrue to Landlord under the Lease, Landlord may, at its option, proceed against Guarantor, any other guarantor, and Tenant, jointly or severally, and may proceed against Guarantor without having commenced any action against or having obtained any judgment against Tenant or any other guarantor. Guarantor irrevocably waives any and all rights Guarantor may have at any time prior to performance in full of all of the guaranteed obligations under this Guaranty (whether arising directly or indirectly, by operation of law or by contract or otherwise) to assert any claim against Tenant on account of payments made under this Guaranty, including, without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any security deposit or other collateral which may be held by Landlord; and Guarantor will not claim any set-off or counterclaim against Tenant in respect of any liability Guarantor may have to Tenant.

Guarantor hereby waives presentment, protest, notice of default, demand for payment, and all other suretyship defenses whatsoever with respect to any payment guaranteed under this

Guaranty, and agrees to pay unconditionally upon demand all amounts owed under the Lease. Guarantor further waives any setoff or counterclaim (except for any compulsory counterclaims that must be brought in an action commenced by Landlord against Tenant or Guarantor) that Tenant or Guarantor may have or claim to have against Landlord. Guarantor hereby agrees to indemnify Landlord and hold it harmless from and against all loss and expense, including actual reasonable legal fees, suffered or incurred by Landlord as a result of claims to avoid any payment received by Landlord from Tenant with respect to the obligations of Tenant under the Lease. If Landlord retains an attorney to enforce this Guaranty or to bring any action or any appeal in connection with this Guaranty, the Lease, or the collection of any payment under this Guaranty or the Lease, Landlord shall be entitled to recover its actual reasonable attorneys’ fees, costs and disbursements in connection therewith, as determined by the court before which such action or appeal is heard, in addition to any other relief to which Landlord may be entitled.

Guarantor represents to Landlord that Guarantor owns, directly or indirectly, a majority of the outstanding ownership interests of Tenant.

It is agreed that the failure of Landlord to insist in any one or more instances upon a strict performance or observance of any of the terms, provisions or covenants of the Lease or to exercise any right therein contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant or right, but the same shall continue and remain in full force and effect. Receipt by Landlord of rent with knowledge of the breach of any provision of the Lease shall not be deemed a waiver of such breach.

No subletting, assignment or other transfer of the Lease, or any interest therein, shall operate to extinguish or diminish the liability of Guarantor under this Guaranty; and wherever reference is made to the liability of Tenant named in the Lease, such reference shall be deemed likewise to refer to Guarantor.

All payments becoming due under this Guaranty and not paid within ten (10) days after written notice from Landlord that the same is due shall bear interest from the applicable due date until received by Landlord at the rate set forth in Section 5.4(a) of the Lease for late payments.

It is further agreed that all of the terms and provisions hereof shall inure to the benefit of the successors and assigns of Landlord, and shall be binding upon the successors and assigns of Guarantor. Each reference in this Guaranty to Guarantor shall be deemed to include the successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty; provided, however, notwithstanding any such assignment, the original Guarantor shall remain fully and completely liable and responsible for all of its obligations, duties, and liabilities under this Guaranty. In no event shall this Guaranty be assigned, transferred, modified or amended without the prior written consent of Landlord in each instance. Landlord shall have the unrestricted right to assign this Guaranty in connection with an assignment of the landlord’s interest in the Lease without the consent of, or any other action required by, Guarantor.

Guarantor shall at any time and from time to time upon not less than thirty (30) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord, any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof.

Guarantor hereby agrees that this Guaranty shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to principles of conflict of laws. Guarantor hereby agrees that all actions to enforce this Guaranty, and all disputes arising, directly or indirectly, out of or relating to this Guaranty, shall be dealt with and adjudicated in the state courts of the State of North Carolina or the federal courts for the State of North Carolina and for that purpose hereby expressly and irrevocably submits itself to the sole and exclusive jurisdiction of such courts. Guarantor waives any and all rights under the laws of any state or the United States or otherwise to object to such jurisdiction. Guarantor agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof). Notices shall be effective upon the date of receipt or refusal thereof. Except as otherwise stated in this Guaranty, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Guaranty shall be addressed to Guarantor and to Landlord as set forth below. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

If to Landlord: King Combs LLC

c/o King Street Properties

800 Boylston Street, Suite 2400

Boston, MA 02119

Attention: Chris Rouches

With copies to:Goulston & Storrs PC

One Post Office Square, 25th Floor

Boston, MA 02109

Attention: King Street

If to Guarantor: Liquidia Corporation

419 Davis Drive, Suite 100

Morrisville, NC 27560

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed under seal as of this ____ day of May, 2025.

WITNESS:	LIQUIDIA CORPORATION, a Delaware corporation,

_________________By:
Name:________________________
Title: _________________________

EXHIBIT 6

FORM OF LETTER OF CREDIT

[Attached]

DRAFT

THIS DRAFT LC IS PROVIDED TO YOU AT YOUR REQUEST AND THERE IS NO OBLIGATION ON OUR PART
DESPITE OUR ASSISTANCE IN THE PREPARATION OF THIS DRAFT LC. THE DRAFT LC IS NOT TO BE
CONSTRUED AS EVIDENCE OF COMMITMENT ON OUR PART TO ISSUE OR ADVISE SUCH LC’S IN THE FUTURE.

PLEASE QUOTE OUR PRE-VET REFERENCE NUMBER I N ALL FUTURE CORRESPONDENCE INCLUDING

APPLICATION ONCE SUBMITTED.

PRE-VET REF:

 *********************************************

JPMORGAN CHASE BANK N.A.

Trade & Working Capital Operations

10410 Highland Manor Drive, Floor 03

Tampa, Florida 33610-9128

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _________ DATED: ________

To: KING COMBS LLC

C/O KING STREET PROPERTIES

800 BOYLSTON STREET, SUITE 2400

BOSTON, MA 02199

DEAR SIR/MADAM:

WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN YOUR FAVOR.

BENEFICIARY: KING COMBS LLC

C/O KING STREET PROPERTIES

800 BOYLSTON STREET, SUITE 2400

BOSTON, MA 02199

ACCOUNT PARTY: LIQUIDIA TECHNOLOGIES, INC.

419 DAVIS DRIVE, SUITE 100

MORRISVILLE, NORTH CAROLINA 27560

DATE OF EXPIRY:

PLACE OF EXPIRY: OUR COUNTERS

AMOUNT:

APPLICABLE RULES: ISP LATEST VERSION

WE HEREBY ISSUE THIS LETTER OF CREDIT FOR THE ACCOUNT OF ACCOUNT PARTY.

FUNDS UNDER THIS CREDIT ARE AVAILABLE AT SIGHT WITH JPMORGAN CHASE BANK, N.A. UPON PRESENTATION OF BENEFICIARY'S SIGNED AND DATED STATEMENT READING AS FOLLOWS:

BENEFICIARY IS ENTITLED TO DRAW UPON THIS LETTER OF CREDIT UNDER THAT CERTAIN LEASE ORIGINALLY DATED AS OF JUNE 16, 2025, BY AND BETWEEN BENEFICIARY, AS LANDLORD, AND ACCOUNT PARTY, AS TENANT, AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED TO DATE. WE HEREBY DEMAND THE AMOUNT OF USD________ UNDER JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NUMBER ____”

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ADDITIONAL ONE YEAR PERIODS FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE CURRENT EXPIRY DATE WE SEND NOTICE IN WRITING TO YOU AT THE ABOVE ADDRESS BY CERTIFIED MAIL OR NATIONAL COURIER SERVICE, THAT WE ELECT NOT TO AUTOMATICALLY EXTEND THIS LETTER OF CREDIT FOR ANY ADDITIONAL PERIOD. HOWEVER IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND THE FINAL EXPIRY DATE OF JANUARY 31, 2037.

PARTIAL AND MULTIPLE DRAWINGS ARE ALLOWED.

THIS LETTER OF CREDIT IS TRANSFERABLE, BUT ONLY IN ITS ENTIRETY, AND MAY BE SUCCESSIVELY TRANSFERRED.  TRANSFER OF THIS LETTER OF CREDIT SHALL BE EFFECTED BY US UPON YOUR SUBMISSION OF THIS ORIGINAL LETTER OF CREDIT, INCLUDING ALL AMENDMENTS, IF ANY, ACCOMPANIED BY OUR TRANSFER REQUEST FORM DULY COMPLETED AND EXECUTED. THE FORM OF WHICH IS ATTACHED HERETO AS EXHIBIT A. IN ANY EVENT, THIS LETTER OF CREDIT MAY NOT BE TRANSFERRED TO ANY PERSON OR ENTITY LISTED IN OR OTHERWISE SUBJECT TO, ANY SANCTION OR EMBARGO UNDER ANY APPLICABLE RESTRICTIONS. CHARGES AND FEES RELATED TO SUCH TRANSFER WILL BE FOR THE ACCOUNT OF THE ACCOUNT PARTY. HOWEVER, OUR ABILITY TO COLLECT ANY SUCH FEES SHALL NOT AFFECT THE TRANSFER OF THIS LETTER OF CREDIT.

WE ENGAGE WITH YOU THAT DOCUMENTS DRAWN AND PRESENTED UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED IF PRESENTED AT OUR COUNTERS AT 10410 HIGHLAND MANOR DRIVE, FLOOR 03, TAMPA, FL 33610-9128, ATTN: TRADE OPERATIONS-STANDBY LCS, ON OR BEFORE THE EXPIRATION DATE. ALL PAYMENTS DUE HEREUNDER SHALL BE MADE BY WIRE TRANSFER TO THE BENEFICIARY’S ACCOUNT PER THEIR INSTRUCTIONS. ALL DOCUMENTS PRESENTED MUST BE IN ENGLISH.

DRAWINGS HEREUNDER MAY BE PRESENTED BY FACSIMILE/TELECOPY (''FAX'') TO FAX NUMBER 856-294-5267 UNDER TELEPHONE PRE-ADVICE TO 1-800-634-1969.

SUCH FAX PRESENTATION(S) MUST BE RECEIVED ON OR BEFORE THE EXPIRY DATE IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT. ANY SUCH FAX PRESENTATION SHALL BE CONSIDERED THE SOLE OPERATIVE INSTRUMENT OF DRAWING. IN THE EVENT OF PRESENTATION BY FAX, THE ORIGINAL DOCUMENTS SHOULD NOT ALSO BE PRESENTED.

THIS LETTER OF CREDIT MAY BE CANCELLED PRIOR TO EXPIRATION PROVIDED THE ORIGINAL LETTER OF CREDIT (AND AMENDMENTS, IF ANY) ARE RETURNED TO JPMORGAN CHASE BANK, N.A., AT OUR ADDRESS AS INDICATED HEREIN, WITH A STATEMENT SIGNED BY THE BENEFICIARY STATING THAT THE ATTACHED LETTER OF CREDIT IS NO LONGER REQUIRED AND IS BEING RETURNED TO THE ISSUING BANK FOR CANCELLATION.

THIS LETTER OF CREDIT IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, TO THE INTERNATIONAL STANDBY PRACTICES, ICC PUBLICATION NO. 590 (THE "ISP98"), AND IN THE EVENT OF ANY CONFLICT ISP98 WILL CONTROL, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. ANY DISPUTES ARISING FROM OR IN CONNECTION WITH THIS STANDBY LETTER OF CREDIT SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN.

PLEASE ADDRESS ALL CORRESPONDENCE REGARDING THIS STANDBY LETTER OF CREDIT QUOTING OUR REFERENCE NUSCGSXXXXX TO:

JPMORGAN CHASE BANK, N.A.

ATTN: TRADE OPERATIONS - STANDBY LCS

10410 HIGHLAND MANOR DRIVE, FLOOR 03

TAMPA, FL 33610-9128

ALL INQUIRIES REGARDING THIS TRANSACTION MAY BE DIRECTED TO OUR CLIENT SERVICE GROUP AT THE FOLLOWING TELEPHONE NUMBER OR EMAIL ADDRESS QUOTING OUR REFERENCE _________.

TELEPHONE NUMBER 1-800-634-1969

EMAIL ADDRESS: [***]

YOURS FAITHFULLY,

JPMORGAN CHASE BANK, N.A.

…………………………………………………..

Authorized Signature

EXHIBIT 7

LANDLORD’S SERVICES

1.	Hot and cold water to the common area lavatories
2.	Electricity for building common areas
3.	HVAC services to the Building common areas and the Premises (but excepting those areas served by HVAC solely dedicated to any tenant).
4.	Maintenance and repair of the Property as described in Section 10.2
5.	Elevator service for common Building elevators, if applicable
6.	Common Area trash removal
7.	Snow removal
8.	Exterior grounds and parking maintenance
9.	Management services
10.	Building security systems and services
11.	Maintenance of common Building life safety systems (fire alarm and sprinkler), if applicable (but excluding any such systems within and exclusively serving the Premises)
12.	Such other services as Landlord reasonably determines are necessary or appropriate for the Property.

EXHIBIT 8

TENANT’S HAZARDOUS MATERIALS

[***]

EXHIBIT 9-1

BUILDING RULES AND REGULATIONS

A.General

1.Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or exterior vestibules of the Building, and shall use the same only as a means of passage to and from their respective offices. At no time shall tenants permit its employees, contractors, or other representatives to loiter in Common Areas or elsewhere in and about the Property.

2.Corridor doors, when not in use, shall be kept closed.

3.Areas used in common by tenants shall be subject to such regulations as are posted therein.

4. Any tenant or vendor sponsored activity or event in the Common Areas must be approved and scheduled through Landlord’s representative, which approval shall not be unreasonably withheld.

5No animals, except seeing eye dogs or any other animals legally permitted under the ADA, shall be brought into or kept in, on or about the Premises or Common Areas, except as approved by Landlord.

6.Alcoholic beverages (without Landlord’s prior written consent), illegal drugs or other illegal controlled substances are not permitted in the Common Areas, nor will any person under the influence of the same be permitted in the Common Areas. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of the Landlord, is under the influence of alcohol or drugs, or shall do any act in violation of the rules and regulations of the Building.

7.No firearms or other weapons are permitted in the Common Areas.

8.No fighting or “horseplay” will be tolerated at any time in the Common Areas.

9.Tenant shall not cause any unnecessary janitorial labor or services in the Common Areas by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10.Smoking and discarding of smoking materials by Tenant and/or any Tenant Party is permitted only in exterior locations designated by Landlord. Tenant will instruct and notify its employees and visitors of such policy.

11.Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes

12.Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers,

toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees and located within the Tenant’s Premises.

13.Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant, its employees, agents and contractors shall cooperate with said policy, and Tenant shall cooperate and use best efforts to prevent the same by Tenant’s invitees.

14.Fire protection and prevention practices implemented by the Landlord from time to time in the Common Areas, including participation in fire drills, must be observed by Tenant at all times.

15.Except as provided for in the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building that are visible from the exterior of the Building unless approved in writing by the Landlord.

16.The restroom fixtures and water fountains, if any, shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

17.Tenant will not interfere with or obstruct any building central HVAC, electrical, or plumbing systems.

18.Tenant shall have the right to designate a pest control service company of its choosing to control pests in the Premises. Except as included in Landlord’s Services, Tenant shall bear the cost and expense of such pest control services.

19.Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements of the Building.

20.Tenant shall not use more than its proportionate share of telephone lines available to service the Building.

21.Tenants shall not perform improvements or alterations within the Building or their Premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Landlord, subject to the provisions of the Lease.

22.Tenant shall manage its waste removal and janitorial program, at its sole cost and expense, keeping any recyclables, garbage, trash, rubbish and refuse in vermin proof containers for Tenant’s sole use within the Landlord designated area until removed with all work to be performed during non-business hours.

23.Lab operators who travel outside lab space must abide by the one glove rule and remove lab coats where predetermined.

24.Chemical lists and MSDS sheets must be readily available at the entrance to each lab area. In the event of an emergency, first responders will require this information in order to properly evaluate the situation.

25.Tenant shall provide Landlord, in writing, the names and contact information of two (2) representatives authorized by Tenant to request Landlord services, either billable or non-billable and to act as a liaison for matters related to the Premises.

26.Parking of any trailers, trucks, motor homes, or unregistered vehicles in the parking lots is prohibited.  All vehicles that need to remain on site for an extended period of time need prior written permission from Landlord or its property management and, if applicable, registered with security for the Campus.

27.Tenants shall not use more than its proportionate share of Base Building Central HVAC or electrical capacity, subject to the provisions of the lease.

B. Access & Security

1.Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the Property. Use of the Building and the leased Premises before 8 AM or after 6 PM, or any time during Saturdays, Sundays or legal holidays shall be allowed only to persons with a key/card key to the Building or guests accompanied by such persons. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

2. Tenant shall not place any additional lock or locks on any exterior door in the Premises or Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to Landlord at the expiration or earlier termination of this Lease.

3. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

4. Tenant acknowledges that Property security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Common Areas. Accordingly, Tenant agrees to cooperate and cause its employees, contractors, and other representatives to cooperate fully with Landlord in the implementation of any reasonable security procedures concerning the Common Areas.

5. Tenant and its employees, agents, contractors, invitees and licensees are limited to the Premises and the Common Areas. Tenants and its employees, agents, contractors, invitees and licensees may not enter other areas of the Campus (other than the Common Areas) except when accompanied by an escort from the Landlord.

C. Shipping/Receiving

1. Dock areas for the Building shall not be used for storage or staging by Tenant except in the loading dock for the Premises or Building, as the case may be, as permitted in the Lease.

2.In no case shall any truck or trailer be permitted to remain in a loading dock area for more than 60 minutes, except with prior written notice to Landlord, which notice may be given via email, provided that, in any event Landlord shall have the right, in good faith, to require Tenant to adjust its schedule for the use of the dock areas based upon the needs of the other tenants of the Building and Building operations.

3.There shall not be used in any Common Area, either by Tenant or by delivery personnel or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires or wheels and sole guards.

4.Lab operators carrying any lab related materials may only travel within the Premises. At no time should any lab materials travel in the Common Areas, except at the loading dock and freight elevator for the Premises or Building, as the case may be.

5.Any dry ice brought into the building must be delivered through the loading dock.

6. All nitrogen tanks must travel through the loading dock and should never be left unattended outside of the Premises except as otherwise set forth in the Lease.

EXHIBIT 9-2

TENANT CONSTRUCTION

BUILDING RULES AND REGULATIONS

TENANT CONSTRUCTION
BUILDING RULES AND REGULATIONS

THE RULES MUST BE POSTED AT THE JOB SITE AT ALL TIMES!

1.

Parking.  Parking Areas are designated by the Management Office and are subject to change at any time.  Construction personnel are required to park in the Parking Areas designated by the Management Office.  Failure to adhere to this regulation will result in the towing of the vehicle in violation at the owner’s expense.

2.

Access.  Building entrances; lobbies, passages, corridors, public elevators, stairways, and other common areas may not be encumbered, or obstructed by the contractor, or contractor’s agents during construction of the tenant’s lease premises.  Material deliveries must be scheduled in advance through the Management Office and coordinated with the Cushman & Wakefield representative.  Contractors are not to use Tenant phones, or Restrooms under any circumstances.  Construction personnel found using phones, or restrooms located in the tenant’s suite will be asked to immediately leave the premises and will not be allowed to return.

3.

Each contractor is responsible for their subcontractor, and for the actions of their personnel including clean-up of work and construction traffic.  No alcoholic beverages, glass containers, or “controlled substances” are allowed on the premises.  All work must be scheduled through the Management Office and include a list of contractors performing work prior to the start of the work.  After-hours work must be scheduled through the Management Office 24 hours before the activity will occur.  Weekend activity must be scheduled by Friday at 9 a.m.  Contractors will not be allowed to work in the Building after hours, or on weekends unless the procedures outlined above have been followed.

All after-hours work must be supervised by the general contractor.  There will be no exceptions to this rule.

Prior to the commencement and upon completion of each job, a walk-through of public areas will be made, i.e. restrooms, etc., and any subsequent damages will be the responsibility of the contractor.  The contractor shall be responsible for cleaning the assigned restrooms each day at his own expense.

4.

Noise and Vapor Restrictions.  Any work that would cause inconvenience to other tenants in the Building, or that must be done in an occupied space must be done after hours or on the weekend.  Structural modifications, floor penetrations created with the use of core drilling machines, pneumatic hammers, etc., shall be performed before 7:30 a.m. or after 7:00 p.m.  Likewise, any construction operations causing excessive noise, dust, vapors must be conducted during these hours.

When construction is on an occupied multi-tenant floor, noise, i.e., radios, loud talking, noise from equipment, etc., must be kept to a minimum.  On these multi-tenant floors, public restrooms are not to be used by contractors.

A Cushman & Wakefield superintendent, or the Property Manager will have the sole authority to determine if an operation is causing excessive noise, dust, or vapors.

5.

Landlord has the right to inspect work at any time and may reject work that does not conform to code, tenant’s plans, or work that may affect the exterior appearance, structural components, or service system of the building.

6.

Mechanical and electrical shop drawings must be reviewed and approved by Landlord’s approved engineer.  Prior to starting work, the general, mechanical, and electrical contractors must review the work with the Landlord’s facilities manager and facilities supervisor.

All panels and transformers are to match the Building standard systems and all materials and methods used to connect panels and transformers must be approved by Landlord.

Unscheduled outages of any utility, or Building service is strictly prohibited.

7.

Dust and air contamination are to be controlled with temporary partitions which are sealed adequately to prevent dust from entering leased areas or mechanical equipment.  Floor sweep or a comparable material will be used when sweeping concrete or tile floors.

8.

Clean-up of Common and Lease Areas.  The Premises must be kept in a clean, orderly fashion at all times and free of potential safety and fire hazards.  A general clean-up of the space under construction is to be performed on a daily basis.  Final clean-up will be the responsibility of the contractor, which is to include all vacuuming and dusting as required.  Failure to adequately keep the work area clean and accessible will result in Cushman & Wakefield using its own forces to achieve this through whatever means determined necessary, and the total cost will be deducted from the contract.

9.

Trash Removal.  Contractor is responsible for removing all construction debris and trash from the construction site. UNDER NO circumstances shall trash, or construction debris be allowed to accumulate.  Trash removal must be coordinated through the Cushman & Wakefield Management Office.  No vehicles, or dumpsters will be allowed to remain stationary on the site.

Under no circumstances is the Landlord’s dumpster to be used.

10.

If any fire sprinkler work, or modification to the fire sprinkler system is required, the system must be back in operation at the end of the work day.  Under no circumstances shall the fire sprinkler system be left inoperative overnight.  The facilities manager must be notified each morning of the location of and type of sprinkler work to be performed.   The engineer hourly rate of $75.00 will be charged for routine work and/or extended regular hour work.

11.	Existing pull stations and horns and strobes located throughout the Building will remain live during construction.
12.	It shall be the responsibility of the general contractor to complete all punch list items before the Tenant move-in date or the stipulated completion date.
13.

All construction staging, storage, and temporary contractor facilities will be located in specific areas assigned by Landlord.  Contractors will be responsible for the maintenance, housekeeping, and demolition of all temporary facilities.

14.

Any removal, replacement, or repair work to a base Building system to accommodate work directed by the Tenant, or unforeseen interference (i.e., sprinkler head conflicts) which is not part of the Work, will be performed by the Tenant’s contractor at Tenant’s sole expense.

15.	No fire arms or weapons are permitted on the property.
16.	Insurance. Contractors will be required to carry standard requirements incorporating both the owner and Cushman & Wakefield as additionally insured parties.
17.

At no time is any welding, or cutting with a torch to be used in the building without prior approval and coordination from the Management Office.  Hot work permits may be required depending on the status of the project for all hot work including welding, soldering, and torch cutting.  All hot work requires a fire extinguisher supplied by the contractor and must be in the immediate vicinity and easily accessible.  Fire extinguishers must be inspected at least monthly.

18.

A copy of these regulations shall be posted on the job site for all parties to observe.  Contractor is responsible for instructing all of his personnel, subcontractors and suppliers to comply with these regulations.

19.

ALL PASSENGER ELEVATORS AND PUBLIC AREAS SHALL BE RESTRICTED AND OFF LIMITS TO ALL CONSTRUCTION PERSONNEL.  Under no circumstances shall the exit stairwells be used for access to/from the first floor.  All construction personnel for this project shall only use the freight elevator from the first floor back lobby.  Under no circumstances shall the main entrance to the Building or the garage passenger elevators be used for access.

All deliveries of materials and equipment must be scheduled at least twenty-four (24) hours prior to their delivery through Landlord’s management office on the Campus.  The contractor will be provided access to the freight elevator to be used in the “independent mode” for after-hours deliveries.  The Contractor shall provide an operator during work hours to ensure correct and safe usage.  Contractor shall keep the elevator cab and door tracks clean and free of all debris.  Contractor shall be responsible for repair costs incurred due to misuse or damage caused by his forces.  All major deliveries must be made between the hours of 11:00 p.m. to 7:00 a.m. Monday through Friday and all day long on Saturday and Sunday.  Contractor will be charged for having an engineer on duty to assist with deliveries when the loading dock is closed.  Additional charges incurred due to non-

standard elevator use (i.e., moving freight on top of elevator cab) shall be paid by the General Contractor.

Your signature below signifies that you have read the rules above and agree to abide by all of them.

Signature	Date	Firm Name

Effective Date:____________

EXHIBIT 10

TENANT’S WORK INSURANCE SCHEDULE

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities where required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages:

(1)Property Insurance.  “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, Tenant’s Work and alterations, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises.  Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above.  Property policy shall also include coverage for Plate Glass, where required by written contract.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2)Liability Insurance.  General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a)General Liability	$1,000,000 per occurrence $1,000,000 personal & advertising injury $2,000,000 products/completed operations aggregate

The General Contractor is required to maintain, during the construction period and up to 3 years after project completion, a General Liability insurance policy, covering bodily injury, personal injury, property damage, completed operations, with limits to include a $1,000,000 limit for blanket contractual liability coverage and adding Landlord as additional insured as respects the project during construction and for completed operations up to 3 years after the end of the project.  Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement, showing Landlord as an additional insured to the GC’s policy.

(b)Auto Liability	$1,000,000 combined single limit (Any Auto) for bodily injury and property damage, hired and non-owned coverages.
(c) Workers Compensation Employers Liability	Statutory Limits $1,000,000 each accident* $1,000,000 each employee*

$1,000,000 policy limit* * or such amounts as are customarily obtained by operators of comparable businesses

General Contractor shall ensure that any and all sub-contractors shall maintain equal limits of coverage for Workers Compensation/EL and collect insurance certificates verifying same.

(d) Umbrella/Excess Liability	$25,000,000 per occurrence
(e) Environmental Insurance	To the extent required by Landlord

Contractors’ commercial general liability/umbrella insurance policy(ies) shall include Landlord and Landlord’s designees as additional insureds’, and shall include a primary non-contributory provision.  Liability policy shall contain a clause that the insurer may not cancel or materially change coverage without first giving Landlord thirty (30) days prior written notice, except cancellation for non-payment of premium, in which ten (10) days prior written notice shall be required.

(3)Deductibles.  If any of the above insurances have deductibles or self-insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

All of the insurance policies required in this Exhibit 10 shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such State, with an A.M. Best rating of at least A and a financial size category of not less than VII.  Tenant shall provide Landlord with certificates of insurance upon request, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

EXHIBIT 11

FORM OF LIEN WAIVER

[Attached]

EXHIBIT [●]: CONTRACTOR’S LIEN WAIVER AND RELEASE

[●] (the “Owner”) entered into a Standard Form of Agreement between Owner and Contractor (the “Contract”) with [●] (the “Contractor”) dated [●] for work, labor, equipment and/or materials for [●] (the “Project”) located at  [●].

In consideration of Owner’s payment to Contractor the sum of [●] Dollars ($ [●]), which sum represents the progress payment due to Contractor pursuant to Payment Application No. [●] dated [●] (the “Payment Application”) for work performed under the Contract, and in acknowledgment of prior receipt of total payments from the Owner of [●] Dollars ($[●]) for all prior payment applications submitted:

1.	The Contractor certifies that it has paid all sums properly due (including without limitation any and all applicable federal, state, and local sales, use, excise, or similar taxes or import duties, licenses and royalties) to all of its vendors and subcontractors for any labor, materials, equipment, or supplies furnished to the Project for which Contractor has received payment from the Owner under prior payment applications, and that it has required its vendors and subcontractors to certify the same with respect to their vendors and subcontractors.
2.	The Contractor certifies that it will promptly pay all sums properly due (including without limitation any and all applicable federal, state, and local sales, use, excise, or similar taxes or import duties, licenses and royalties) to all of its vendors and subcontractors for any labor, materials, equipment, or supplies furnished to the Project for which Contractor receives payment from the Owner under the Payment Application, and that it has required its vendors and subcontractors to certify the same with respect to their vendors and subcontractors.
3.	The Contractor unconditionally waives and releases all claims or rights of lien which the Contractor ever had, now has, or may have against the Owner and/or upon the Project, the real property underlying the Project, and any buildings or other improvements thereon for labor, material, or equipment furnished under the Contract for which the Contractor has already received payment under prior payment applications.
4.	Effective upon receipt from the Owner of the funds requested in the Payment Application, the Contractor waives and releases all claims or rights of lien which the Contractor ever had, now has, or may have against the Owner and/or upon the Project, the real property underlying the Project and any buildings or other improvements thereon, and/or Project Funds for labor, material or equipment furnished under the Contract for which the Contractor receives payment under the current Payment Application referenced above.

IN WITNESS WHEREOF, Contractor has duly caused these presents to be signed and attested by its duly authorized officer and its corporate seal to be hereunto affixed on the [●] day of [●], 20[●].

[●]: By: Its:

SWORN to and subscribed before me by ___________ this

_____ day of _______, 20__.

____________________________(Signature)

Notary Public for:  ________________________

My Commission Expires:  __________________

(Notary Seal)

EXHIBIT [●]: SUBCONTRACTOR’S LIEN WAIVER AND RELEASE

[●] (the “Subcontractor”) entered into a subcontract (the “Subcontract”) with [●] (the “Contractor”) dated [●] for work which was the subject of a Standard Form of Agreement between Owner and Contractor dated [●] (the “Contract”) between Contractor and [●] (the “Owner”) for work, labor, equipment and/or materials for [●]  (the “Project”) located at [●].

In consideration of Contractor’s payment to Subcontractor of the sum of [●] Dollars ($[●]), which sum represents the progress payment due to Subcontractor pursuant to Subcontractor Payment Application No. [●] dated [●] (the “Payment Application”) for work performed under the Subcontract, and in acknowledgment of prior receipt of total payments from the Contractor of [●] Dollars ($[●]) for all prior payment applications submitted:

1.	The Subcontractor certifies that it has paid all sums properly due (including without limitation any and all applicable federal, state, and local sales, use, excise, or similar taxes or import duties, licenses and royalties) to all of its vendors and sub-subcontractors for any labor, materials, equipment, or supplies furnished to the Project for which Subcontractor has received payment from the Contractor under prior payment applications, and that it has required its vendors and sub-subcontractors to certify the same with respect to their vendors and subcontractors.
2.	The Subcontractor certifies that it will promptly pay all sums properly due (including without limitation any and all applicable federal, state, and local sales, use, excise, or similar taxes or import duties, licenses and royalties) to all of its vendors and sub-subcontractors for any labor, materials, equipment, or supplies furnished to the Project for which Subcontractor receives payment from the Contractor under the Payment Application, and that it has required its vendors and sub-subcontractors to certify the same with respect to their vendors and subcontractors.
3.	The Subcontractor unconditionally waives and releases all claims or rights of lien which the Subcontractor ever had, now has, or may have against the Contractor or the Owner and/or upon the Project, the real property underlying the Project, or any buildings or other improvements thereon for labor, material or equipment furnished under the Subcontract for which the Subcontractor has already received payment under prior payment applications.
4.	Effective upon receipt from the Contractor of the funds requested in the Payment Application, the Subcontractor waives and releases all claims or rights of lien which the Subcontractor ever had, now has, or may have against the Contractor or the Owner and/or upon the Project, Project funds, the real property underlying the Project, or any buildings or other improvements thereon for labor, material or equipment furnished under the Subcontract for which the Subcontractor receives payment under the current Payment Application referenced above.

IN WITNESS WHEREOF, Subcontractor has duly caused these presents to be signed and attested by its duly authorized officer and its corporate seal to be hereunto affixed on the [●] day of [●], 20[●].

[●]: By: Its:

SWORN to and subscribed before me by ___________ this

_____ day of _______, 20__.

____________________________(Signature)

Notary Public for:  ________________________

My Commission Expires:  __________________

(Notary Seal)

EXHIBIT 12

FORM OF CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is made as of the date of last signature hereto, between Liquidia Corporation (together with its affiliates, Liquidia Technologies, Inc. and Liquidia PAH, LLC, the “Disclosing Party”), and [Receiving Party] (the “Receiving Party”).

1.Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings defined herein:
a.The term “Authorized Use” shall mean the use of the Confidential Information solely in connection with ___________, the foregoing being the sole purpose for which Disclosing Party is revealing the Confidential Information to Receiving Party.
b.The term “Confidential Information” means and includes any and all of the information delivered or disclosed to the Receiving Party by or on behalf of the Disclosing Party or its Representatives whether before or after the execution of this Agreement, in each case including information concerning the business and affairs of the Disclosing Party and any information acquired by observation or otherwise during any site visit at Disclosing Party’s site.
c.The term “Representative” means the directors, officers, trustees, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants, financial advisors and other professional advisors, of Disclosing Party, as applicable.
2.Confidential Treatment; Limited Use.  The Receiving Party undertakes to keep the Confidential Information of Disclosing Party strictly confidential and shall use at least the same degree of care in protecting such Confidential Information against disclosure to any third party as the Receiving Party exercises in protecting its own confidential and/or proprietary information, but in no event less than a reasonable degree of care.  Receiving Party agrees that it will not (a) use the Confidential Information of Disclosing Party for any purpose other than the Authorized Use or (b) disclose the Confidential Information of Disclosing Party to any third party other than its Representatives to the extent necessary in connection with the Authorized Use.
3.Ownership of Confidential Information.  All Confidential Information of Disclosing Party will remain the exclusive property of the Disclosing Party.  The Disclosing Party’s disclosure of its Confidential Information will not constitute an express or implied grant to the Receiving Party of any rights or license to or under the Disclosing Party’s patents, copyrights, trade secrets, trademarks or other intellectual property rights.
4.Return of Confidential Information.  The Receiving Party will return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of such Confidential Information) promptly following the Disclosing Party’s written request.  At the Disclosing Party’s option, the Receiving Party will provide written certification of its compliance with this Section.

5.Representatives.  Receiving Party will be responsible for ensuring that each of its Representatives to whom Confidential Information of Disclosing Party is disclosed agrees to hold confidential such Confidential Information and complies with the terms of this Agreement regarding its use, return and destruction as if the Representative were a party hereto.  Receiving Party shall be responsible for any breach hereof by its Representatives.
6.Notice of Unauthorized Use.  The Receiving Party will notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Disclosing Party’s Confidential Information or any other breach of this Agreement by Receiving Party or any of its Representatives.  The Receiving Party will cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.
7.Non-Protected Information.  Receiving Party’s covenant not to use or disclose Disclosing Party’s Confidential Information shall not apply to any information disclosed to the extent that any of the following conditions apply: (a) the information had otherwise become known to the Receiving Party other than through the disclosure by the Disclosing Party or the Disclosing Party’s Representatives or any other source known by the Receiving Party to be under an obligation of confidentiality to Disclosing Party with respect to such information; (b) the information is or becomes publicly known without breach of this Agreement by the Receiving Party.
8.Required Disclosure.  If Receiving Party or its Representatives become legally compelled (whether in judicial or administrative proceedings or to comply with requirements otherwise imposed by any governmental or regulatory agency with authority over Receiving Party or its Representatives) to disclose any of Disclosing Party’s Confidential Information, prompt notice of such fact shall be given to Disclosing Party so that appropriate action (including, without limitation, the seeking of a protective order) may be taken and Receiving Party will cooperate fully with Disclosing Party in contesting such disclosure or in obtaining a protective order.  If Receiving Party is required to make a disclosure under this paragraph, Receiving Party will furnish only that portion of the Confidential Information that is legally required.
9.Injunctive Relief.  Disclosing Party and Receiving Party agree that Receiving Party’s breach of the provisions of this Agreement will cause irreparable damage for which recovery of money damages would be inadequate.  Disclosing Party shall, therefore, be entitled to obtain timely equitable relief, including injunction and specific performance, to protect its rights under this Agreement in addition to all other remedies available at law or equity, without the need to post a bond or other undertaking.  In the event litigation should be initiated to enforce any term or provision of this Agreement, the prevailing party in such litigation shall be entitled to recover all costs incurred in connection therewith, including, without limitation, reasonable attorneys’ and paralegals’ fees.
10.Accuracy.  Receiving Party understands that the Disclosing Party is not making any representation or warranty as to the accuracy or completeness of its Confidential Information.  Disclosing Party and its Representatives have disclaimed any and all liability arising from the use of its Confidential Information by Receiving Party.

11.Term and Termination.  The term of this Agreement shall commence on the Effective Date and continue for a period of two (2) years thereafter, unless terminated upon thirty (30) days’ written notice to the other party. The confidentiality, non-use, and non-disclosure obligations of Receiving Party under this Agreement shall survive for a period of five (5) years from the expiration or termination date of this Agreement.
12.Miscellaneous.
a.This Agreement has been entered into in, and shall be governed by and construed in accordance with the domestic laws of the State of North Carolina without giving effect to any choice of law or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would require the application of any other law.  Any suit, action or proceeding by any party that arises under or in any way relates to this Agreement or the transactions contemplated hereby may be brought only in the federal or state courts located in the State of North Carolina, and shall be tried only by a court and not by a jury.  Each party hereby consents to the jurisdiction of such courts to decide any and all such suits, actions and proceedings and to such venue, and they hereby expressly waive any right to a trial by jury in any and all such suits, actions and proceedings.
b.This Agreement is personal to both parties, may not be assigned (by operation of law or otherwise) by either party without the prior written consent of the other party, and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.
c.If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any such provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
d.This Agreement may be executed in one or more counterpart copies, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile transmission shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

DISCLOSING PARTY:	LIQUIDIA CORPORATION By: Name: Title: Date:________________________________
RECEIVING PARTY:	[RECEIVING PARTY] By: Name: Title: Date:________________________________